WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

 STATEMENT OF CONDITION DATA (Dollars in Thousands Except Share Data)*
 ---------------------------------------------------------------------

                                                                    At December 31,
-----------------------------------------------------------------------------------------------------------
                                                1996        1995          1994          1993        1992
-----------------------------------------------------------------------------------------------------------
Total assets                                 $5,126,278  $4,474,153    $4,276,341   $3,677,524  $3,558,429
Loans receivable, net                         3,384,465   2,767,295     2,708,643    2,247,222   2,230,190
Securities                                    1,376,479   1,374,621     1,159,803    1,013,007     712,501
Core deposit intangible                          46,442       7,565         9,061       16,083      20,426
Deposits                                      4,099,501   3,458,347     3,459,691    2,972,795   2,990,010
Shareholders' equity                            292,093     290,782       223,944      192,713     187,780

OPERATING DATA                                                    Years Ended December 31,
------------------------------------------------------------------------------------------------------------
                                                1996         1995         1994          1993        1992
-----------------------------------------------------------------------------------------------------------
Net interest income                           $ 154,944   $ 122,292     $ 126,820    $ 104,305   $  72,075
Provision for loan losses                         8,850       5,625         5,480        7,072       6,949
Noninterest income                               29,524      25,659        16,730       18,046      11,478
Noninterest expenses:
  Non-recurring expenses (a)                      5,230       6,371         5,700            -           -
  Other noninterest expenses                    115,511      96,756        99,205       82,110      55,050
                                               --------      ------        ------      -------     -------
  Total noninterest expenses                    120,741     103,127       104,905       82,110      55,050
                                               --------     -------       -------      -------     -------
Income before taxes                              54,877      39,199        33,165       33,169      21,554
Income taxes                                     20,390      13,266         8,770       13,943      10,300
                                                -------    --------        ------     --------    --------
Net income before cumulative change              34,487      25,933        24,395       19,226      11,254
Cumulative effect of change in method of
  accounting for income taxes                         -           -             -        6,123           -
                                                -------     -------       -------      -------     -------
Net income                                       34,487      25,933        24,395       25,349      11,254
Preferred stock dividends                         1,149       1,296         1,716        2,653         581
                                                -------     -------       -------      -------     -------
Net income available to
 common shareholders                           $ 33,338    $ 24,637      $ 22,679     $ 22,696   $  10,673
                                                =======     =======       =======      =======    ========


WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

SIGNIFICANT STATISTICAL DATA
----------------------------

                                                                  Years Ended December 31,
------------------------------------------------------------------------------------------------------------
 For the Period                                 1996         1995         1994          1993        1992
-----------------------------------------------------------------------------------------------------------

  Interest rate spread                          3.13%        2.79%        3.16%         2.97%        3.26%
  Net yield on average earning assets           3.22%        2.92%        3.22%         3.05%        3.42%
  Return on average shareholders' equity (b)   11.54%       10.47%       11.23%        10.04%        7.47%
  Net Income per common share (c)(d)
    Primary                                  $  2.82       $ 2.35       $ 2.31       $  1.93       $ 1.29
    Fully Diluted                            $  2.70       $ 2.25       $ 2.19       $  1.83
                                                                                                   $ 1.28
  Dividends declared per common share (e)    $  0.68       $ 0.64       $ 0.52       $  0.50       $ 0.48
  Dividend payout ratio                        24.37%       27.83%       18.44%        16.85%       37.07%
  Noninterest expenses to average assets        2.39%        2.37%        2.62%         2.29%        2.48%
  Noninterest expenses(excluding foreclosed
   property expenses and provisions, net
   to average assets                            2.22%        2.23%        2.38%         2.02%
                                                                                                     2.04%
At End of Period:
  Fully diluted weighted average shares       12,781       11,514       11,158        10,068        8,362
  Book value per common share                $ 24.72      $ 23.72      $ 20.20       $ 19.88      $ 19.75
  Tangible book value per common share       $ 20.66      $ 23.06      $ 19.32       $ 17.98      $ 17.27
  Shareholders' equity to total assets          5.70%        6.50%        5.24%         5.24%        5.28%

* Information for all periods presented has been restated to reflect the inclusion of the results of DS Bancor Inc., Shelton Bancorp, Inc. and Shoreline Bank and Trust Company which were acquired on January 31, 1997, November 1, 1995 and December 16, 1994, respectively and were accounted for using the pooling of interests method.

(a) See Management's Discussion and Analysis Comparison of 1996 and 1995 years and 1995 and 1994 years and Note 17 to the Consolidated Financial Statements.

(b) Return on average shareholder's equity, excluding non-recurring items was 12.56%, 11.95% and 12.75% for the years ended December 31, 1996, 1995 and 1994, respectively.

(c) Before cumulative change in the method of accounting for Income Taxes in 1993. After such cumulative change net income per common share for 1993 was $2.65 on a primary basis and $2.52 on a fully diluted basis.

(d) Net income per common share calculated on a primary and fully diluted basis, excluding non-recurring expenses was $3.08 and $2.94, respectively, for the year ended December 31, 1996, $2.70 and $2.57, respectively for the year ended December 31, 1995 and $2.65 and $2.48 respectively for the year ended December 31, 1994.

(e) Webster has continuously declared dividends since the third quarter of 1987.

All per share data and the number of outstanding shares of common stock have been adjusted retroactively to give effect to the payment of stock dividends in 1993.
                                       2

GLOSSARY OF TERMS

Allowance for Loan Losses: A reserve for estimated loan losses at a particular balance sheet date.

Capital Components and Ratios:

   Leverage Ratio: Tier 1 capital as a percentage of adjusted total assets for the Bank.

   Risk-Weighted Assets: The sum of risk-weighted assets plus the risk-weighted credit equivalent amounts of off- balance sheet items, less core deposit intangibles and certain other non-qualifying intangible assets and the non-qualifying portion of the allowance for loan losses.

   Tier 1 Capital: The sum of common shareholders' equity at the Bank (excluding net unrealized gains or losses on securities, except for net unrealized gains/losses on marketable equity securities) less other non-qualifying intangible assets.

   Tier 1 Risk-Weighted Capital Ratio: The ratio of Tier 1 capital to net risk-adjusted assets.

   Total Capital: The sum of Tier 1 capital plus the qualifying portion of the allowance for loan losses.

   Total Risk-Weighted Capital Ratio: The ratio of total capital to net risk-adjusted assets.

Core Deposit Intangible: The excess of the purchase price over the fair value of the tangible net assets acquired in a purchase transaction that represents the estimated value of the deposit base.

Derivatives: Interest rate or currency swaps, futures, forwards, option contracts, or other off-balance sheet financial instruments used for asset/liability management or trading purposes. These instruments derive their values or contractually determined cash flows from the price of an underlying asset or liability, reference rate, index or other security.

Earning Assets: The sum of loans, segregated assets, mortgage loans held for sale, securities and short-term investments.

Interest Bearing Liabilities: The sum of interest-bearing deposits, securities sold under agreements to repurchase and other borrowings.

Interest Rate Spread: The difference between the average yields on earning assets and interest bearing liabilities.

Net Interest Margin: Net interest income as a percentage of average earning assets.

Nonaccrual Assets: The sum of nonaccrual loans plus other real estate owned.

Nonaccrual Loans: The sum of loans on nonaccrual status (for purposes of interest recognition) plus restructured loans (loans whose repayment criteria have been renegotiated to less-than-market terms due to the inability of the borrowers to repay the loans in accordance with their original terms).

Other Real Estate Owned: Real estate acquired in foreclosure or comparable proceedings under which possession of the collateral has been taken.

Reserve Coverage: Allowance for loan losses divided by nonaccrual loans.

Return on Average Equity: Net income as a percentage of average shareholders' equity.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                              OPERATIONS ("MD&A")

INTRODUCTION
--------------------------------------------------------------------------------

Webster Financial Corporation, ("Webster"), through its subsidiary, Webster Bank, (the "Bank") delivers financial services to individuals, families and businesses throughout Connecticut. Webster Bank is organized along three business lines - consumer, business and mortgage banking, supported by centralized administration and operations. The Corporation has grown significantly in recent years, primarily through a series of acquisitions which have expanded and strengthened its franchise.

Assets at December 31, 1996 were $5.1 billion compared to $4.5 billion a year earlier. Net loans receivable amounted to $3.4 billion at December 31, 1996 compared to $2.8 billion a year ago. Deposits were $4.1 billion at December 31, 1996 compared to $3.5 billion at December 31, 1995.

BUSINESS COMBINATIONS SUBSEQUENT TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

The Derby Acquisition
On January 31, 1997, Webster acquired DS Bancor, Inc. ("Derby") and its subsidiary, Derby Savings Bank, a $1.2 billion savings bank in Derby, Connecticut. In connection with the merger with Derby, Webster issued 3,501,370 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the merger agreement each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock. This acquisition was accounted for as a pooling of interests and as such, Consolidated Financial Statements include Derby's financial data as if Derby had been combined at the beginning of the earliest period presented.

BUSINESS COMBINATIONS
--------------------------------------------------------------------------------

The Shawmut Transaction
On February 16, 1996, Webster Bank acquired 20 branches in the Greater Hartford market from Shawmut Bank Connecticut National Association (the "Shawmut Transaction"), as part of a divestiture in connection with the merger of Shawmut and Fleet Bank. In the branch purchase, Webster Bank acquired approximately $845 million in deposits, and $586 million in loans. As a result of this transaction, Webster recorded $44.2 million as a core deposit intangible asset. In connection with the Shawmut Transaction, Webster raised net proceeds of $32.1 million through the sale of 1,249,600 shares of its common stock in an underwritten public offering in December 1995. The Shawmut Transaction was accounted for as a purchase, therefore transaction results are reported only for the periods subsequent to the consummation of the Shawmut Transaction.

Prior to the Shawmut Transaction Webster completed five acquisitions as follows:


--------------------------------------------------------------------------------
Date                               Assets Acquired          Accounting Treatment
--------------------------------------------------------------------------------
1995   Shelton Bancorp               $ 295 million          Pooling of Interests
1994   Shoreline Bank & Trust        $  51 million          Pooling of Interests
1994   Bristol Savings Bank          $ 486 million                Purchase
1992   First Constitution Bank       $ 1.1 billion                Purchase
1991   Suffield Bank                 $ 264 million                Purchase


ASSET QUALITY
--------------------------------------------------------------------------------

General
Webster devotes significant attention to maintaining high asset quality through conservative underwriting standards, active servicing of loans, aggressively managing nonaccrual assets and maintaining adequate reserve coverage on nonaccrual assets. At year end 1996, residential and consumer loans comprised over 86% of the total loan portfolio. All investments are either U.S. Government or Agency securities or have an investment rating in the top two rating categories by a major rating service at time of purchase.


Nonaccrual Assets
The aggregate amount of nonaccrual assets decreased to $53.0 million at December 31, 1996 from $72.5 million at December 31, 1995 and declined as a percentage of total assets to 1.03% at December 31, 1996 from 1.62% at December 31, 1995. Nonaccrual loans decreased $11.6 million in 1996 and foreclosed properties decreased $7.9 million due to write-downs, sale of foreclosed properties and a bulk sale of $18 million of nonaccrual assets. The allowance for loan losses at December 31, 1996 was $41.6 million and represented 103.87% of nonaccrual loans. Total allowances for nonaccrual assets of $42.3 million represented 78.73% of nonaccrual assets. The following table details Webster's nonaccrual assets for the last five years.

                                                                  At December 31,
(IN THOUSANDS)                                 1996        1995       1994      1993       1992
---------------------------------------------------------------------------------------------------
Nonaccrual Assets:
Loans accounted for on a nonaccrual basis:
   Residential real estate                   $ 24,067   $ 27,811   $ 26,485   $ 33,660   $ 51,343
   Commercial real estate                      12,874     20,355     20,935      8,840      3,191
   Consumer                                     3,116      3,445      2,517      2,832      5,509
Foreclosed Properties:
   Residential and Consumer                     5,082      7,752     10,895     28,600     32,641
   Commercial                                   7,909     13,136     21,449     13,007      9,918
---------------------------------------------------------------------------------------------------
     Total                                   $ 53,048   $ 72,499   $ 82,281   $ 86,939   $102,602
===================================================================================================

A summary of the activity in the allowance for loan losses for the last five years follows:


                                                             For the Years Ended December 31,
(DOLLARS IN THOUSANDS)                          1996       1995       1994       1993       1992
----------------------------------------------------------------------------------------------------
Balance at beginning of period               $ 48,703   $ 53,575   $ 52,147   $ 63,717   $ 14,729
Charge-offs:
   Residential real estate                    (13,951)    (8,458)   (13,988)   (10,011)    (1,891)
   Consumer                                    (3,411)      (817)    (1,333)    (2,096)      (917)
   Commercial                                  (6,505)    (4,368)    (4,394)    (3,391)    (2,161)
---------------------------------------------------------------------------------------------------

                                              (23,867)   (13,643)   (19,715)   (15,498)    (4,969)
Recoveries:
   Residential real estate                        634        833        430        413         80
   Consumer                                       311      1,027      1,747        770        599
   Commercial                                   1,977      1,286      1,042        246        244
---------------------------------------------------------------------------------------------------

Net charge-offs                               (20,945)   (10,497)   (16,496)   (14,069)    (4,046)
Acquired allowance for purchased loans          5,000       --       12,819       --       46,085
Acquired allowance adjustment                    --         --         --       (5,963)      --
Transfer from allowance for losses for
   loans held for sale                           --         --         --        2,390       --
Provisions charged to operations                8,850      5,625      5,105      6,072      6,949
---------------------------------------------------------------------------------------------------

Balance at end of period                     $ 41,608   $ 48,703   $ 53,575   $ 52,147   $ 63,717
Ratio of net charge-offs to average loans
  outstanding                                     0.7%       0.4%       0.6%       0.6%       0.3%
---------------------------------------------------------------------------------------------------


During 1996, 1995, 1994 and 1993, increased loan charge-offs were due primarily to loans acquired as a result of the acquisitions. Such charge-offs were in line with expectations and adequate loan loss allowances were established at the time of each acquisition. Included in the 1996 loan charge-offs were write-downs of $6.3 million related to a bulk sale of $18.0 million of nonaccrual residential loans and foreclosed properties. See Note 13 to the Consolidated Financial Statements for a summary of activity in the allowance for losses on foreclosed properties. Management believes that the allowance for loan losses is adequate to cover expected losses in the portfolio.

  The following table presents an allocation of Webster's allowance for loan losses at the dates indicated and the related percentage of loans in each category to Webster's gross loan portfolio:

                                                                   At December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                       1996                 1995               1994                 1993                 1992
------------------------------------------------------------------------------------------------------------------------------------
                               Amount       %       Amount     %        Amount       %       Amount      %        Amount       %
                               ------       -       ------     -        ------       -       ------      -        ------       -

Balance at End of Period
  Applicable to:
Residential mortgage loans    $13,175    74.72%    $22,937   80.14%     $29,641    81.48%     $39,762   84.62      $50,099    83.00%
Commercial mortgage loans      10,199     7.99      12,045    6.81       11,106     6.56        3,320    3.83        5,451     4.31
Commercial non-mortgage
  loans                        10,890     5.90       4,105    2.42        4,250     2.35        1,917    1.65        1,554     1.26
Consumer loans                  7,344    11.39       9,616   10.63        8,578     9.61        7,148    9.90        6,613    11.43
------------------------------------------------------------------------------------------------------------------------------------

   TOTAL                      $41,608   100.00%    $48,703  100.00      $53,575   100.00%     $52,147  100.00%     $63,717   100.00%
====================================================================================================================================

SEGREGATED ASSETS
--------------------------------------------------------------------------------

Segregated Assets consist of all commercial real estate, commercial, and multi-family loans acquired from the FDIC in the First Constitution acquisition. Segregated Assets, before the allowance for losses of $2.9 million, totaled $78.5 million at December 31, 1996 down from $256.6 million at acquisition
(1992). Segregated Assets are subject to a loss-sharing arrangement with the FDIC. The FDIC is required to reimburse Webster Bank quarterly for 80% of the total net charge-offs and certain related expenses on Segregated Assets through December 1997, with such reimbursement increasing to 95% (less recoveries in years six and seven) as to such charge-offs and expenses in excess of $49.2 million (with payment at the end of the seventh year as to such excess). At December 31, 1996, cumulative net charge-offs and expenses aggregated $54.0 million. During the first quarter of 1996, Webster began recording the additional 15% reimbursement (the difference between the 80% and 95% reimbursement levels) as a receivable from the FDIC. The impact of purchasing the Segregated Assets has been reflected primarily in increased noninterest expenses for the Bank's share of certain reimbursable expenses and all non-reimbursable expenses. The Bank's share of charge-offs reduces the allowance for losses on the Segregated Assets which was established in conjunction with the First Constitution acquisition. Management believes that the allowance for losses on Segregated Assets is adequate to cover expected losses on this portfolio. See Note 5 to the Consolidated Financial Statements.

Reimbursable net charge-offs and eligible expenses of Segregated Assets aggregated $4.9 million for 1996. During 1996, the Bank received $4.2 million as reimbursement for eligible charge-offs and related net expenses in accordance with the loss-sharing arrangement described above. Payments due from the FDIC upon charge-off and related expenses are recorded as receivables. Such reimbursements are made on a quarterly basis to the Bank by the FDIC and when received are invested in earning assets. Such reimbursements have no immediate impact on the consolidated statements of income.

A detail of changes in the allowance for Webster's share of losses for Segregated Assets follows:

                                                        Years Ended December 31,
(IN THOUSANDS)                                              1996         1995
--------------------------------------------------------------------------------
Balance at beginning of period                            $  3,235      $4,420
Charge-offs                                                   (621)     (1,772)
Recoveries                                                     245         587
------------------------------------------------------------------------------
   Balance at end of period                               $  2,859      $3,235
------------------------------------------------------------------------------

At December 31, 1996 and 1995, nonaccrual Segregated Assets were classified as follows:


                                                               At December 31,
(IN THOUSANDS)                                               1996         1995
--------------------------------------------------------------------------------
Segregated Assets accounted for on a nonaccrual basis:
   Commercial real estate loans                           $  3,337      $2,604
   Commercial loans                                            192       1,203
   Multi-family real estate loans                              495       1,432
Foreclosed Properties:
   Commercial real estate                                      269         648
   Multi-family real estate                                    138         651
-------------------------------------------------------------------------------
     Total                                                $  4,431      $6,538
===============================================================================

--------------------------------------------------------------------------------
The following table sets forth the contractual maturity and interest rate sensitivity of commercial loans contained in the Segregated Assets portfolio at December 31, 1996.

                                              Contractual Maturity

                                     One Year    One to       Over
(In thousands)                       or Less    Five Years  Five Years   Total
--------------------------------------------------------------------------------

Contractual Maturity:
  Commercial loans                   $  735      $3,694      $2,177     $6,606
--------------------------------------------------------------------------------
      Total                          $  735      $3,694      $2,177     $6,606
================================================================================

Interest Rate Sensitivity:
  Fixed Rates                        $  208      $  213      $ --       $  421
  Variable Rates                        527       3,481       2,177      6,185
--------------------------------------------------------------------------------
      Total                          $  735      $3,694      $2,177     $6,606
================================================================================


LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

Webster Bank is required to maintain minimum levels of liquid assets as defined by regulations adopted by the Office of Thrift Supervision ("OTS"). This requirement, which may be varied by the OTS, is based upon a percentage of withdrawable deposits and short term borrowings. The required liquidity ratio is currently 5.00% and the Bank's liquidity ratio was 6.05% at December 31, 1996.

The primary sources of liquidity for Webster are net cash flows from operating activities, investing activities and financing activities. Net cash flows from operating activities include net income, loans originated for sale, the sale of loans originated for sale, net changes in other asset and liabilities and adjustments for noncash items such as depreciation, the provision for loan losses and changes in accruals. Net cash flows from investing activities primarily includes the purchase, maturity, and sale of securities and mortgage-backed securities that are classified as trading, available for sale or held to maturity, and the net change in loans and Segregated Assets. While scheduled loan amortization, maturing securities, short term investments and securities repayments generally are predictable sources of funds, loan and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. One of the inherent risks of investing in loans and mortgage-backed securities is the ability of such instruments to incur prepayments of principal prior to maturity at prepayment rates different than those estimated at the time of purchase. This generally occurs because of changes in market interest rates. The market values of fixed-rate loans and mortgage-backed securities are sensitive to fluctuations in market interest rates, declining in value as interest rates rise. If interest rates decrease, the market value of loans and mortgage-backed securities generally will tend to increase with the level of prepayments also normally increasing. The lower yields on such loans and mortgage-backed securities may be offset by a lower cost of funds. Changes in the volume of nonaccrual assets due to additions or sales of such assets also affect liquidity.

Financing activity net cash flows primarily include proceeds and repayments from FHL Bank advances and other borrowings, the net change in deposits and changes in the capital structure generally related to stock issuances and repurchases. The utilization of particular sources of funds depends on comparative costs and availability. Webster Bank has from time to time, chosen not to pay rates on deposits as high as certain competitors, and when necessary, supplements deposits with various borrowings. The Bank manages the prices of its deposits to maintain a stable, cost-effective deposit base as a source of liquidity.

The Bank had additional borrowing capacity from the FHL Bank of $1.9 billion at December 31, 1996. At that date, the Bank had FHL Bank advances outstanding of $510.1 million compared to $480.0 million at December 31, 1995. See Note 9 to the Consolidated Financial Statements.

Webster's main sources of liquidity at the holding company level are dividends from the Bank and net proceeds from capital offerings and borrowings, while the main outflows are the payment of dividends to preferred and common stockholders, the payment of interest to holders of Webster's 8 3/4% Senior Notes and repurchases of Webster's common stock. There are certain restrictions on payment of dividends by Webster Bank to Webster. See Note 15 to the Consolidated Financial Statements. Webster also has a $20 million line of credit with a correspondent bank. On January 31, 1997, Webster completed the sale of $100,000,000 of Webster Capital Trust/Capital Securities further increasing its Capital Resources. The Capital Securities are further discussed in Note 18 to the Consolidated Financial Statements.

On November 19, 1996, Webster completed a previously announced stock repurchase program, which resulted in total repurchases of 549,800 shares and also announced its intention to repurchase up to 300,000 additional shares. At December 31, 1996, 255,100 shares had been repurchased under the new repurchase plan, to offset future dilution from shares of common stock that were issued in January 1997, in connection with conversions of preferred stock or issued upon exercise of options under Webster's stock option plans. The remaining shares under the plan were repurchased in January 1997. Webster previously repurchased 548,500 shares in two stock repurchase plans announced in 1988 and 1990.

Applicable OTS regulations require federal savings banks such as the Bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risked-weighted assets). As an OTS regulated savings institution, the Bank also is subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 1996, the Bank was in full compliance with all applicable capital requirements as detailed below:


                                                                          At December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Tier 1             Tier 1
                                      Tangible Capital          Core Capital     Risk-Based Capital    Total Risk-Based Capital
                                         Requirement             Requirement         Requirement             Requirement
(DOLLARS IN THOUSANDS)                Amount        %         Amount       %       Amount        %        Amount       %
------------------------------------------------------------------------------------------------------------------------------------
Capital for regulatory purposes    $  283,665      5.59%    $ 288,066     5.68%  $  288,066    10.62%   $ 321,134    11.84%
Minimum regulatory requirement         76,088      1.50       152,175     3.00      108,503     4.00      217,005     8.00
------------------------------------------------------------------------------------------------------------------------------------
Excess over requirement            $  207,577      4.09%    $ 135,891     2.68%  $  179,563     6.62%   $ 104,129     3.84%
------------------------------------------------------------------------------------------------------------------------------------

ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------

The goal of Webster's asset/liability policy is to manage interest-rate risk so as to maximize net interest income over time in changing interest-rate environments while maintaining acceptable levels of risk. Webster must provide for sufficient liquidity for daily operations while maintaining mandated regulatory liquidity levels. To this end, Webster's strategies for managing interest-rate risk are responsive to changes in the interest-rate environment and market demands for particular types of deposit and loan products. Management measures interest-rate risk using GAP, duration and simulation analyses with particular emphasis on measuring changes in the market value of portfolio equity and changes in net interest income in different interest-rate environments. The simulation analyses incorporate assumptions about balance sheet changes such as asset and liability growth, loan and deposit pricing and changes due to the mix and maturity of such assets and liabilities. From such simulations, interest rate risk is quantified and appropriate strategies are formulated. The overall interest rate risk position is reviewed on an ongoing basis by the Asset Liability Committee, which includes Executive Management and has representation by members of each line of business. Strategies employed in 1996 to improve the interest-rate sensitive position included (i) the selling of certain fixed-rate mortgage loans, (ii) promotion of adjustable-rate mortgage loans, (iii) emphasis on the origination of variable-rate home equity credit lines and commercial loans, (iv) emphasis on the purchase of short-term or adjustable-rate securities or mortgage-backed securities, (v) emphasis on deposits and borrowed funds that meet asset/liability management objectives and (vi) the employment of hedging techniques to reduce the interest-rate risk of certain assets or liabilities.

Based on Webster's asset/liability mix at December 31, 1996, management's simulation analysis of the effects of changing interest rates projects that an instantaneous 200 basis point increase in interest rates would decrease the market value of equity by approximately 12% at December 31, 1996. At December 31, 1996, Webster had a 6.2% positive GAP position in the one year time horizon which means that cumulative interest-rate sensitive assets exceed cumulative interest-rate sensitive liabilities for that period. Management believes that its interest-rate risk position represents a reasonable amount of interest-rate risk at this point in time. Webster also utilizes as part of its asset/liability management strategy various interest rate instruments including short futures positions, interest rate swaps, interest rate caps and interest rate floors. The notional amounts of these instruments are not reflected in Webster's statement of condition but are included in the repricing table for purposes of analyzing interest rate risk. Interest rate contracts are entered into as hedges against future rate fluctuations and not for speculative purposes.

Webster is unable to predict future fluctuations in interest rates and as such the market values of certain of Webster's financial assets and liabilities are sensitive to fluctuations in market interest rates. Changes in interest rates can affect the amount of loans originated by the Bank, as well as the value of its loans and other interest-earning assets. Increases in interest rates may cause depositors to shift funds from accounts that have a comparatively lower cost such as regular savings accounts to accounts with a higher cost such as certificates of deposit. If the cost of interest-bearing liabilities increase at a rate that is greater than the increase in yields on interest-earning assets, the interest rate spread is negatively affected. Changes in the asset and liability mix also affects the interest rate spread.

The following table sets forth the estimated maturity/repricing structure of Webster's interest-earning assets and interest-bearing liabilities at December 31, 1996. Repricing for mortgage loans is based on contractual repricing and projected prepayments and repayments of principal. Deposit liabilities without fixed maturities are assumed to decay over the periods presented based on industry standards and internal projections.

---------------------------------------------------------------------------------------------------------------------------
                                                More than     More than     More than        More than      More than
                               6 Months         6 Months       1 Year        3 Years         5 Years        10 Years
(DOLLARS IN THOUSANDS)          or less         to 1 Year     to 3 Years    to 5 Years      to 10 Years     to 20 Years
---------------------------------------------------------------------------------------------------------------------------

Assets
---------------------------------------------------------------------------------------------------------------------------
Loans                         $ 1,402,571     $   821,148    $   363,501     $   264,625     $   268,286     $   232,160
Securities                        651,382         346,135        144,452          45,524          86,991          69,893
---------------------------------------------------------------------------------------------------------------------------
    Total Rate-Sensitive
    Assets                    $ 2,053,953     $ 1,167,283    $   507,953     $   310,149     $   355,277     $   302,053
===========================================================================================================================

Liabilities
---------------------------------------------------------------------------------------------------------------------------
Deposits                      $ 1,603,773     $   771,977    $ 1,050,627     $   293,485     $   75,010      $      584
Borrowings                        505,275          78,125         69,500          50,920             --              --
---------------------------------------------------------------------------------------------------------------------------
   Total Rate-Sensitive
     Liabilities              $ 2,109,048     $   850,102    $ 1,120,127     $   344,405     $    75,010     $       584
===========================================================================================================================

Consolidated GAP              $   (55,095)    $   317,181    $  (612,174)    $   (34,256)    $   280,267     $   301,469
GAP to Total Assets Percent         (1.07%)          6.19%        (11.94%)         (0.67%)          5.47%           5.88%
Cumulative GAP                $   (55,095)    $   262,086    $  (350,088)    $  (384,344)    $  (104,077)    $   197,392
Cumulative GAP to Total
   Assets Percent                   (1.07%)          5.11%         (6.83%)         (7.50%)         (2.03%)          3.85%
   Total Assets               $ 5,126,278     $ 5,126,278    $ 5,126,278     $ 5,126,278     $ 5,126,278     $ 5,126,278
===========================================================================================================================

---------------------------------------------------------

                             More than
(DOLLARS IN THOUSANDS)        20 Years         Total
---------------------------------------------------------

Assets

Loans                        $   108,124     $ 3,460,415
Securities                        32,129       1,376,506
----------------------------------------------------------
Total Rate-Sensitive
    Assets                   $   140,253     $ 4,836,921
----------------------------------------------------------
Liabilities
----------------------------------------------------------
Deposits                     $   304,045     $ 4,099,501
Borrowings                          --           703,820
----------------------------------------------------------
   Total Rate-Sensitive
     Liabilities             $   304,045     $ 4,803,321
----------------------------------------------------------

Consolidated GAP             $  (163,792)            N/A
GAP to Total Assets Percent        (3.20%)           N/A
Cumulative GAP               $    33,600             N/A
Cumulative GAP to Total
   Assets Percent                   0.66%            N/A
   Total Assets              $ 5,126,278
----------------------------------------------------------

The following table sets forth the contractual maturity and interest-rate sensitivity of residential and commercial real estate construction loans and commercial loans at December 31, 1996.

                                   Contractual Maturity           .
------------------------------------------------------------------------------------------------

                                     One Year          One to            Over
 (In thousands)                      or Less         Five Years        Five Years       Total
------------------------------------------------------------------------------------------------
Contractual Maturity:
  Construction loans:
    Residential mortgage            $  6,062       $      220       $   83,597       $  89,879
    Commercial mortgage                9,809            9,232            1,560          20,601
  Commercial non-mortgage loans       73,487           81,491           39,777         194,755
------------------------------------------------------------------------------------------------
     Total                          $ 89,358       $   90,943       $  124,934       $ 305,235
================================================================================================

Interest-Rate Sensitivity:
  Fixed rate                        $  4,399       $   23,850       $   31,820       $  60,069
  Variable                            84,959           67,093           93,114         245,166
------------------------------------------------------------------------------------------------
Total                               $ 89,358       $   90,943       $  124,934       $ 305,235
================================================================================================

COMPARISON OF 1996 AND 1995 YEARS
--------------------------------------------------------------------------------

General. For 1996, Webster reported net income of $34.5 million, or $2.69 per share on a fully diluted basis. Included in the 1996 results are non-recurring expenses totaling $5.2 million which include: $4.7 million of expenses related to a special assessment associated with the recapitalization of the Savings Association Insurance Fund ("SAIF") and $500,000 of acquisition related charges for the Shawmut Transaction. Excluding the effect of these non-recurring expenses, net income for the 1996 year would have been $37.5 million or $2.94 per fully diluted share. Net income for 1995 amounted to $25.9 million, or $2.25 per share on a fully diluted basis. Included in the 1995 results are non-recurring expenses totaling $6.4 million which include: $3.3 million of expenses related to the Shelton acquisition, $2.1 million of expenses related to changing the name and of merging together Webster's banking subsidiaries, and $1.0 million of expenses related to the Shawmut Transaction. Excluding the effects of these non-recurring expenses, net income for the 1995 year would have been $29.6 million or $2.57 per fully diluted share. Results for the Shawmut Transaction are included in the accompanying Consolidated Financial Statements only from the date of acquisition on February 16, 1996.

Net Interest Income. Net interest income before provision for loan losses increased $32.7 million in 1996 to $154.9 million from $122.2 million in 1995. The increase is primarily attributable to an increased volume of average earning assets and interest bearing liabilities related to the Shawmut Transaction. Interest rate spread for the 1996 year increased to 3.13% compared to 2.79% in 1995 also due primarily to lower costing liabilities acquired in the Shawmut Transaction.

Interest Income. Total interest income for 1996 amounted to $355.9 million, an increase of $50.5 million, or 16.5% compared to $305.4 million in 1995. The increase in interest income was due primarily to an increase in the average volume of loans and securities and to an increase in the average yield on all interest-earning assets which increased to 7.40% in 1996 from 7.23% in 1995.

Interest Expense. Interest expense for 1996 amounted to $201.0 million, an increase of $17.9 million compared to $183.1 million in 1995. The increase in interest expense was due primarily to an increase in the average volume of deposits and borrowings and to a decrease in the average yield on all interest bearing liabilities to 4.27% in 1996 from 4.45% in 1995. The decrease in the average yield on interest bearing liabilities is due primarily to the increase in noninterest bearing and other deposits acquired in the Shawmut Transaction.

The following table shows the major categories of average assets and average liabilities together with their respective interest income or expense and the rates earned and paid by Webster.


                                                                    Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                             1996                                1995                          1994
                               Average               Average         Average            Average     Average             Average
 (DOLLARS IN THOUSANDS)        Balance     Interest    Yield         Balance   Interest   Yield     Balance   Interest    Yield
------------------------------------------------------------------------------------------------------------------------------------
Loans, net (a)               $ 3,317,119   $259,586(b)   7.83%    $2,781,031  $210,044(b)  7.55%    $2,628,081  $186,661(b)  7.10%
Segregated Assets, net (a)        93,034      6,470      6.95        123,293     9,592     7.78        126,207     9,789     7.76
Securities                     1,367,159     88,089      6.44(c)   1,285,079    84,308     6.56(c)   1,147,961    70,491     6.14(c)
Interest-Bearing Deposits         30,563      1,792      5.77         33,600     1,456     4.27         33,012     1,161     3.47
------------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets  4,807,875    355,937      7.40      4,223,003   305,400     7.23      3,935,261   268,102     6.81
Other Assets                     244,279                             134,390                           263,057
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                 $ 5,052,154                          $4,357,393                        $4,198,318
------------------------------------------------------------------------------------------------------------------------------------

Savings and Escrow           $   855,445     19,544      2.28%    $  688,749    15,413     2.24%    $  687,031    16,801     2.45%
Money Market Savings,
   NOW and DDA                   881,688     15,845      1.80        733,701    20,198     2.75        705,002    17,762     2.52
Time Deposits                  2,292,931    124,109      5.41      2,095,082   108,791     5.19      1,959,662    78,280     3.99
FHL Bank Advances                501,385     30,253      6.03        500,804    32,080     6.41        474,360    24,736     5.21
Repurchase Agreements
   and Other Borrowings          137,192      7,582      5.53         49,945     2,966     5.94            523        43     8.22
Senior Notes                      40,000      3,660      9.15         40,000     3,660     9.15         40,000     3,660     9.15
------------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing
 Liabilities                   4,708,641    200,993      4.27      4,108,281   183,108     4.45      3,866,578   141,282     3.65
Other Liabilities                 44,766                               1,381                           114,446
Shareholders' Equity             298,747                             247,731                           217,294
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income and
   Interest Rate Spread                    $154,944      3.13                 $122,292     2.79                 $126,820     3.16
------------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and
       Shareholders' Equity  $ 5,052,154                         $ 4,357,393                        $4,198,318
------------------------------------------------------------------------------------------------------------------------------------
   Net Yield on Average
     Earning Assets                                      3.22%                             2.92%                             3.22%
------------------------------------------------------------------------------------------------------------------------------------

(a) Interest on nonaccrual loans has been included only to the extent reflected in the Consolidated Statements of Income. Nonaccrual loans, however, are included in the average balances outstanding.

(b) Includes discount and fee income, net of $1.3 million, $1.1 million and $506,000 in 1996, 1995 and 1994, respectively.

(c)  Yields are adjusted to a fully taxable equivalent basis.

Net interest income also can be analyzed in terms of the impact of changing rates and changing volumes. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Webster's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rates (changes in rates multiplied by prior volume), and (iii) the net change. The change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.


---------------------------------------------------------------------------------------------------------------------------
                                                 Years Ended December 31,                     Years Ended December 31,
                                                       1996 v. 1995                                 1995 v. 1994
---------------------------------------------------------------------------------------------------------------------------
                                                Increase (Decrease) Due to                   Increase (Decrease) Due to
(IN THOUSANDS)                          Rate           Volume           Total        Rate           Volume        Total
---------------------------------------------------------------------------------------------------------------------------
Interest on interest-earning assets:
  Loans and Segregated Assets           $  7,142       $  39,278        $  46,420    $ 12,178       $ 11,008      $ 23,186
  Securities                                (952)          5,069            4,117       5,385          8,727        14,112
---------------------------------------------------------------------------------------------------------------------------
    Total                                  6,190          44,347           50,537      17,563         19,735        37,298
---------------------------------------------------------------------------------------------------------------------------

Interest on interest-bearing liabilities:
  Deposits                                (4,941)         20,037           15,096      25,750          5,809        31,559
  FHL Bank advances and other
    borrowings                            (2,269)          5,058            2,789       5,732          4,535        10,267
---------------------------------------------------------------------------------------------------------------------------
    Total                                 (7,210)         25,095           17,885      31,482         10,344        41,826
---------------------------------------------------------------------------------------------------------------------------
Net change in net interest income       $ 13,400       $  19,252        $  32,652    $(13,919)      $  9,391       $(4,528)
---------------------------------------------------------------------------------------------------------------------------

Provision for Loan Losses. The provision for loan losses for 1996 was $8.9 million compared to $5.6 million in 1995. The increased provision for the 1996 year is attributable to an increase in the balance of outstanding loans and the change in portfolio mix. The allowance for losses on loans amounted to $41.6 million and represented 103.9% of nonaccrual loans at December 31, 1996 versus $48.7 million or 94.4% of nonaccrual loans at December 31, 1995.

Noninterest Income. Noninterest income for 1996 amounted to $29.5 million, compared to $25.7 million in 1995. Fees and service charges totaled $19.8 million in 1996, an increase of $4.1 million, or 26.5% from 1995 due primarily to a larger customer base. Gains on the sale of loans and mortgage loan servicing rights amounted to $783,000 in 1996 compared to $4.6 million in 1995. The 1995 results included gains on the sale of mortgage loan servicing rights of $2.1 million. Gains on the sale of securities amounted to $4.2 million in 1996 compared to $653,000 in 1995. Other noninterest income was $4.8 million for 1996 and $4.7 million for 1995.

Noninterest Expenses. Noninterest expenses for 1996 amounted to $120.7 million compared to $103.1 million in 1995. The increase of $17.6 million is due primarily to increased salaries and employee benefits, occupancy, furniture and equipment, core deposit intangible amortization, marketing, and other operating expenses with all such increases related primarily to the Shawmut Transaction. Offsetting such increases were decreased foreclosed property expenses and provisions due to a decrease in the outstanding balance of foreclosed properties. Included in the 1996 results are non-recurring expenses totaling $5.2 million which include: $4.7 million of expenses related to a special assessment associated with the recapitalization of the SAIF and $500,000 related to the Shawmut Transaction. Also, included in the 1996 results were benefits from the Bank Insurance Fund ("BIF") and SAIF related to deposit premium reductions. At December 31, 1996, approximately 79% of the Bank's deposits are assessed premiums at the BIF rate and 21% at the SAIF rate. Included in the 1995 results are non-recurring expenses totaling $6.4 million which include: $3.3 million of expenses related to the Shelton acquisition, $2.1 million of expenses related to changing the name and merging together Webster's banking subsidiaries, and $1.0 million of expenses related to the Shawmut Transaction.

Income Taxes. Income tax expense for 1996 increased to $20.4 million from $13.3 million in 1995. The increase in income tax expense is due primarily to an increase in income before taxes. Included in the 1996 and 1995 results are $2.0 million and $2.3 million of benefits from the reduction of the deferred tax asset valuation allowance. The decrease in the valuation allowance was due to favorable reassessments of known risks during 1996 and 1995.

COMPARISON OF 1995 AND 1994 YEARS
--------------------------------------------------------------------------------
General. For 1995, Webster reported net income of $25.9 million, or $2.25 per share on a fully diluted basis. Included in the 1995 results are a total of $6.4 million of non-recurring expenses which include: $3.3 million of expenses related to the Shelton acquisition, $2.1 million of expenses related to changing the name of and merging together Webster's banking subsidiaries, and $1.0 million of expenses related to charges incurred in preparation for the Shawmut Transaction. Also included in the 1995 results are a $2.2 million gain on the sale of mortgage servicing rights and $500,000 of losses on the sale of securities as part of a portfolio restructuring plan. Net income for 1994 amounted to $24.4 million, or $2.19 per share on a fully diluted basis. Included in the 1994 results are $700,000 of expenses related to the Shoreline acquisition, a $5.0 million write-down of the First Constitution core deposit intangible asset and income tax benefits of $3.5 million related to a reduction of the deferred tax asset valuation allowance. Results for Bristol Savings Bank are included in the accompanying Consolidated Financial Statements only from the date of acquisition on March 3, 1994.

Net Interest Income. Net interest income before the provision for loan losses decreased $4.5 million in 1995 to $122.3 million from $126.8 million for 1994. The decrease was due primarily to the fact that the cost of interest-bearing liabilities increased faster than the yield on interest-earning assets, in part due to a shift of low cost deposits to longer term certificates of deposit.

Interest Income. Total interest income for 1995 amounted to $305.4 million, an increase of $37.3 million, or 13.9%, compared to $268.1 million in 1994. This increase in interest income was due primarily to an increase in the average volume of loans and mortgage-backed securities and to an increase in the average yield on all interest-earning assets which increased to 7.23% in 1995 from 6.81% in 1994.

Interest Expense. Interest expense for 1995 amounted to $183.1 million, an increase of $41.8 million, or 29.6%, compared to $141.3 million in 1994. The increase in interest expense of $41.8 million was due primarily to an increase in interest rates of $31.5 million and to an increase in the average volume of deposits and borrowings of $10.3 million.

Provision for Loan Losses. The provision for loan losses for 1995 was $5.6 million versus $5.5 million for 1994. The allowance for loan losses at December 31, 1995 amounted to $48.7 million and represented 94.37% of nonaccrual loans versus $53.6 million or 107.29% of nonaccrual loans at December 31, 1994.

Noninterest Income. Noninterest income for 1995 amounted to $25.7 million, compared to $16.7 million in 1994. Fees and service charges totaled $15.6 million in 1995, an increase of $2.1 million, or 15.4% from 1994 due primarily to a larger customer base. Gains on the sale of loans, mortgage loan servicing rights, securities and mortgage-backed securities amounted to $5.3 million in 1995 compared to losses of $534,000 in 1994. The 1995 results include non-recurring income of $2.2 million, which represent gains on the sale of mortgage loan servicing rights and non-recurring losses on the sale of securities as part of a portfolio restructuring plan. Other noninterest income for 1995 amounted to $4.7 million, an increase of $1.0 million from 1994.

Noninterest Expenses. Noninterest expenses for 1995 amounted to $103.1 million compared to $104.9 million in 1994. The decrease of $1.8 million was due primarily to increased salaries and employee benefits, offset by decreases in federal deposit insurance premiums and foreclosed properties expenses. Included in the 1995 results were a total of $6.4 million of non-recurring expenses which include: $3.3 million of expenses related to the Shelton acquisition, $2.1 million of expenses related to changing the name of and merging together Webster's banking subsidiaries, and $1.0 million of expenses related to charges incurred in preparation for the Shawmut Transaction. Also included in the 1995 results were benefits from the reduction of the BIF deposit insurance premiums. The Federal Deposit Insurance Corporation determined that the BIF had met its required reserve ratio as of June 1, 1995 and lowered the BIF insurance premiums retroactively to that date. There was no reduction by the FDIC in the premium rates of the SAIF which had not met its required reserve level. At December 31, 1995, approximately 72% of the Bank's deposits were assessed premiums at the BIF rate and 28% at the SAIF rate. Deposits acquired in the Shawmut Transaction on February 16, 1996 were assessed at the lower BIF rates. The decrease in foreclosed property expenses was due to lower provisions for foreclosed property losses and lower foreclosed property expenses due to a decrease in the outstanding balance of foreclosed properties. Included in the 1994 results were $700,000 of expenses related to the Shoreline acquisition and a $5.0 million write-down of the First Constitution core deposit intangible asset. An evaluation of the core deposit intangible asset at December 31, 1995 was performed using a discounted cash flow analysis. This analysis revealed that there had not been any further impairment of this asset.

Income Taxes. Income tax expense for 1995 increased to $13.3 million from $8.8 million in 1994. Included in the 1995 and 1994 results were $2.3 million and $3.8 million, respectively, of benefits from the reduction of the deferred tax asset valuation allowance primarily related to Bristol Savings Bank.

IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------
The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a banking institution are monetary in nature. As a result, interest rates have a more significant impact on a banking institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest-rate environment, the maturity structure of Webster's assets and liabilities are critical to the maintenance of acceptable performance levels.

RECENT FINANCIAL ACCOUNTING STANDARDS
--------------------------------------------------------------------------------
In September 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which was amended by SFAS No. 127 in December 1996 to defer the effective date of certain provisions of SFAS No. 125 for one year. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control of the underlying assets or liabilities transferred. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. It is expected that the provisions of this statement will not have a material impact on the financial results of the corporation. This statement generally is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except as amended by SFAS No. 127, and is to be applied prospectively.

In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation." This statement encourages all companies to adopt a new fair value based method of accounting for stock compensation plans in place of the intrinsic value method prescribed by Accounting Principal Board Opinion No. 25 ("APB 25"). In adopting the fair value based method, companies record compensation cost related to activity within their stock-based compensation plans. Companies that choose to continue to account for stock-based compensation under the provisions of APB 25 are required to disclose the impact on net income and earnings per share as if they had adopted the fair value method (See Note 16). Webster has elected not to adopt the fair value method and will continue to account for stock options as prescribed under APB 25. This standard applies to financial statements for fiscal years beginning after December 31, 1994.

In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 ("SFAS No. 122") "Accounting for Mortgage Servicing Rights," which amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." Under SFAS No. 65, mortgage servicing rights were required to be capitalized only if servicing was purchased but prohibited separate capitalization of mortgage servicing rights when acquired through loan portfolio sales with servicing rights retained. SFAS No. 122 requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Additionally, SFAS No. 122 requires that a mortgage banking entity assess its capitalized mortgage servicing rights for impairment and establish valuation allowances based on the fair value of those servicing rights, which include those servicing rights acquired prior to the adoption of SFAS No. 122. As allowed under the provisions of this statement, Webster elected early adoption of SFAS No. 122 on July 1, 1995. In September 1996 the FASB superseded SFAS No. 122 with the issuance of SFAS No. 125.
See Note 7.

In October 1994, the FASB issued SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments." This statement requires institutions to disclose the average fair value of derivative instruments as well as net gains and losses arising from trading revenues. Webster currently holds short futures positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. Changes in the market value of short futures positions are recognized in the statements of income as a gain or loss in the period for which the change occurred. Webster also holds various interest-rate financial instruments in the form of interest rate swaps, caps and floors as hedges against changes in interest rates. This statement applies to fiscal years ending after December 15, 1994. See Notes 3 and 11.

In November 1993, the Accounting Standards Executive Committee issued Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." This statement requires institutions with employee stock ownership plans to record compensation expense equivalent to the fair value of shares committed to be released to employees. Shares not committed to be released are excluded from outstanding shares for the calculation of net income per share. Such provisions are not required for employee stock ownership plan shares issued prior to December 31, 1992. On March 3, 1994, in conjunction with the subscription and public offerings of 1,150,000 shares of common stock of Webster, the Webster Bank Employee Stock Ownership Plan purchased 100,000 additional shares. The implementation of Statement of Position 93-6 did not have a significant effect on Webster's earnings.

RECENT TAX LEGISLATION
--------------------------------------------------------------------------------
Tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since Webster previously recorded a deferred tax liability with respect to these post 1987 reserves, its total income tax expense for financial reporting purposes will not be affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to the holding company from the Bank in excess of specified amounts. Webster does not expect such reserves to be recaptured into taxable income.


 CONSOLIDATED STATEMENTS OF CONDITION

(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                                                                                   December 31,
Assets                                                                                           1996         1995
-------------------------------------------------------------------------------------------------------------------
Cash and Due from Depository Institutions                                                  $  100,113     $ 62,653
Interest-bearing Deposits                                                                          27       28,322
Securities: (Note 3)
   Trading at Fair Value                                                                       59,331       45,775
   Available for Sale, at Fair Value                                                          810,989      749,017
   Held to Maturity, (Market Value: $500,458 in 1996; $583,169 in 1995)                       506,159      579,829
Loans Receivable, Net (Note 4)                                                              3,384,465    2,767,295
Segregated Assets, Net (Note 5)                                                                75,670      104,839
Accrued Interest Receivable                                                                    31,400       29,331
Premises and Equipment, Net (Note 6)                                                           56,575       47,158
Foreclosed Properties, Net (Note 13)                                                           12,991       20,888
Core Deposit Intangible (Note 2)                                                               46,442        7,565
Prepaid Expenses and Other Assets (Note 7)                                                     42,116       31,481
-------------------------------------------------------------------------------------------------------------------
     Total Assets                                                                          $5,126,278   $4,474,153
-------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
-------------------------------------------------------------------------------------------------------------------
Deposits (Note 8)                                                                          $4,099,501  $3,458,347
Federal Home Loan Bank Advances (Note 9)                                                      510,130     479,976
Other Borrowings (Note 10)                                                                    144,627     170,014
Advance Payments by Borrowers for Taxes and Insurance                                          28,447      25,628
Accrued Expenses and Other Liabilities                                                         51,480      49,406
-------------------------------------------------------------------------------------------------------------------
     Total Liabilities                                                                      4,834,185   4,183,371
-------------------------------------------------------------------------------------------------------------------

Shareholders' Equity: (Notes 15 and 16)
-------------------------------------------------------------------------------------------------------------------
   Cumulative  Convertible  Preferred Stock,  Series B, 98,084 shares issued and outstanding at December 31, 1996 and
     172,869 shares issued and outstanding at December 31, 1995                                     1            2
   Common Stock, $.01 par value:
     Authorized - 14,000,000 shares;
     Issued - 11,993,407 shares at December 31, 1996 and 11,959,623 shares in 1995                120          119
   Paid in Capital                                                                            171,766      181,598
   Retained Earnings                                                                          139,936      112,872
   Less Treasury Stock at cost, 575,274 shares at December 31, 1996 and
     424,024 shares at December 31, 1995                                                      (18,801)      (3,290)
   Less Employee Stock Ownership Plan Shares Purchased with Debt                               (2,574)      (3,207)
   Unrealized Gains on Securities, Net                                                          1,645        2,688
-------------------------------------------------------------------------------------------------------------------
     Total Shareholders' Equity                                                               292,093      290,782
-------------------------------------------------------------------------------------------------------------------
   Commitments and Contingencies (Notes 4, 6, and 19)
     Total Liabilities and Shareholders' Equity                                           $ 5,126,278   $4,474,153
-------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

                                                                                       Years Ended December 31,
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)                                 1996              1995             1994
-----------------------------------------------------------------------------------------------------------------
Interest Income:
Loans and Segregated Assets                                          $ 266,056        $  219,636        $ 196,450
Securities and Interest-bearing Deposits                                89,881            85,764           71,652
------------------------------------------------------------------------------------------------------------------
     Total Interest Income                                             355,937           305,400          268,102
------------------------------------------------------------------------------------------------------------------
Interest Expense:
Interest on Deposits (Note 8)                                          159,498           144,402          112,843
Interest on Borrowings                                                  41,495            38,706           28,439
------------------------------------------------------------------------------------------------------------------
     Total Interest Expense                                            200,993           183,108          141,282
------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                    154,944           122,292          126,820
Provision for Loan Losses (Note 4)                                       8,850             5,625            5,480
------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses                    146,094           116,667          121,340
------------------------------------------------------------------------------------------------------------------
Noninterest Income:
Fees and Service Charges                                                19,790            15,644           13,554
Gain on Sale of Loans and Loan Servicing, Net (Note 4)                     783             4,615              360
Gain (Loss) on Sale of Securities, Net (Note 3)                          4,153               653             (894)
Other Noninterest Income                                                 4,798             4,747            3,710
------------------------------------------------------------------------------------------------------------------
     Total Noninterest Income                                           29,524            25,659           16,730
------------------------------------------------------------------------------------------------------------------
Noninterest Expenses:
Salaries and Employee Benefits                                          55,778            48,167           45,075
Occupancy Expense of Premises                                           11,285             8,204            7,790
Furniture and Equipment Expenses                                        10,216             7,362            7,015
Federal Deposit Insurance Premiums                                       1,575             5,508            8,512
Foreclosed Property Expenses
   and Provisions, Net (Note 13)                                         3,389             5,801            9,853
Core Deposit Intangible Amortization                                     5,338             1,444            2,082
Marketing Expenses                                                       5,634             4,603            3,392
Non-recurring Expenses (Note 17)                                         5,230             6,371            5,700
Other Operating Expenses                                                22,296            15,667           15,486
------------------------------------------------------------------------------------------------------------------
     Total Noninterest Expenses                                        120,741           103,127          104,905
------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                              54,877            39,199           33,165
Income Taxes (Note 14)                                                  20,390            13,266            8,770
------------------------------------------------------------------------------------------------------------------
Net Income                                                              34,487            25,933           24,395
Preferred Stock Dividends                                                1,149             1,296            1,716
------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                          $  33,338        $   24,637        $  22,679
------------------------------------------------------------------------------------------------------------------
Net Income Per Common Share:
     Primary                                                         $    2.82        $     2.35        $    2.31
     Fully Diluted                                                        2.69              2.25             2.19

------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(IN THOUSANDS, EXCEPT SHARE DATA)                                                       Employee
                                                                                          Stock      Unrealized
                                                                                        Ownership      Gains
                                                                                       Plan Shares   (Losses) On
                              Preferred    Common    Paid-In     Retained   Treasury    Purchased    Securities,
                                 Stock      Stock    Capital     Earnings      Stock    With Debt        Net         Total
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993     $     3     $   90   $116,998    $  79,969   $  (3,816)   $(1,952)   $  1,421      $ 192,713
Net Income for 1994                  -          -          -       24,395           -          -           -         24,395
Dividends Paid:
   $.48 Per Common Share             -          -          -       (3,053)          -          -           -         (3,053)
Dividends Paid or Accrued:
  Preferred Series B                 -          -          -       (1,716)          -          -           -         (1,716)
Dividends On:
  Unallocated ESOP Shares            -          -          -           52           -          -           -             52
Reduction of Debt Related
   to ESOP Shares                    -          -          -            -           -        352           -            352
Purchase of Additional
   ESOP Shares                       -          -          -            -           -     (2,075)          -         (2,075)
Stock Dividends Declared by
   Pooled Companies Prior
   to Mergers                                                         (69)          -          -           -            (69)
Exercise of Stock Options            -          2      2,372            -         124          -           -          2,498
Net Proceeds from Sale of
   Common Stock                      -         11     21,912            -           -          -           -         21,923
Conversion of Preferred
   Series B to Common Stock         (1)         5         (4)           -           -          -           -              -
Net Unrealized Loss on
   Securities Available for
   Sale, Net of Taxes                -          -          -            -           -          -     (11,076)       (11,076)
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994     $     2     $  108   $141,278    $  99,578   $  (3,692)   $(3,675)   $ (9,655)     $ 223,944
----------------------------------------------------------------------------------------------------------------------------
Net Income for 1995                  -          -          -       25,933           -          -           -         25,933
Dividends Paid:
   $.64 Per Common Share             -          -          -       (4,382)          -          -           -         (4,382)
Dividends Paid or Accrued:
  Preferred Series B                 -          -          -       (1,296)          -          -           -         (1,296)
Allocation of ESOP Shares            -          -         (3)           -           -        468           -            465
Fractional Shares Paid               -          -        (13)           -           -          -           -            (13)
Exercise of Stock Options            -          -      1,285            -         402          -           -          1,687
Proceeds from Sale
   of Common Stock                   -         12     32,100            -           -          -           -         32,112
Stock Dividends Declared by
   Pooled Companies Prior
   to Mergers                        -          -      6,950       (6,961)          -          -           -            (11)
Other, net                           -         (1)         1            -           -          -           -              -
Net Unrealized Gain on
   Securities Available for
   Sale, Net of Taxes                -          -          -            -           -          -      12,343         12,343
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995     $     2     $  119   $181,598    $ 112,872   $  (3,290)   $(3,207)   $  2,688      $ 290,782
----------------------------------------------------------------------------------------------------------------------------
Net Income for 1996                  -          -          -       34,487           -          -           -         34,487
Dividends Paid:
   $.68 Per Common Share             -          -          -       (5,546)          -          -           -         (5,546)
Cash Dividends Declared by
   Pooled Companies Prior
   to Mergers                        -          -          -         (728)          -          -           -           (728)
Dividends Paid or Accrued:


  Preferred Series B                 -          -          -       (1,149)          -          -           -         (1,149)
Allocation of ESOP Shares            -          -         94            -           -        633           -            727
Exercise of Stock Options            -          1        277            -       3,351          -           -          3,629
Conversion of Preferred
   Series B to Common Stock         (1)         -     (8,724)           -       8,725          -           -              -
Common Stock Repurchased             -          -          -            -     (27,611)         -           -        (27,611)
Other, Net                           -          -       (105)           -          24          -           -            (81)
Pooling Adjustments, Net             -          -     (1,374)           -           -          -      (1,071)        (2,445)
Net Unrealized Gain on
   Securities Available for
   Sale, Net of Taxes                -          -          -            -           -          -          28             28
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996     $     1     $  120    171,766    $ 139,936   $ (18,801)   $(2,574)   $  1,645      $ 292,093
----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Years Ended December 31,
(DOLLARS IN THOUSANDS)                                                              1996              1995          1994
--------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                                        $     34,487   $   25,933     $  24,395
Adjustments to Reconcile Net Income to Net
   Cash Provided (Used) by Operating Activities:
     Provision for Loan Losses                                                           8,850        5,625         5,480
     Provision for Foreclosed Property Losses                                            1,846        3,500         5,317
     Provision for Depreciation and Amortization                                         8,083        5,618         5,190
     Amortization of Securities Premiums, Net                                            4,539        1,485         1,598
     Amortization and Write-down of Core Deposit Intangible                              5,338        1,444         7,083
     Amortization of Mortgage Servicing Rights                                             491          715           712
     (Gains) Losses on Sale of Foreclosed Properties                                    (1,360)      (1,038)          372
     (Gains) Losses on Sale of Loans and Securities                                     (4,085)      (4,838)          743
     (Gains) Losses on Sale of Trading Securities                                         (851)        (430)         (209)
     Decrease (Increase) in Trading Securities                                           7,587      (19,721)       24,983
     Loans Originated for Sale                                                         (66,606)    (101,537)     (301,125)
     Sale of Loans, Originated for Sale                                                 80,704      143,898       221,020
     Decrease (Increase) in Interest Receivable                                            598       (3,690)         (233)
     (Decrease) Increase in Interest Payable                                              (742)         960         3,888
     (Decrease) Increase in Accrued Expenses and Other Liabilities, Net                (17,924)       5,985       (44,437)
     (Increase) Decrease in Prepaid Expenses and Other Assets                          (17,572)        (282)        4,509
--------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided (Used) by Operating Activities                                 43,383       63,627       (40,714)
--------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Purchases of Securities, Available for Sale                                           (483,675)    (253,238)     (155,287)
Purchases of Securities, Held to Maturity                                             (100,426)    (316,521)     (174,571)
Maturities of Securities                                                               104,757       84,203       104,392
Proceeds from Sales of Securities, Available for Sale                                  292,581      193,825        65,787
Net Decrease in Interest-bearing Deposits                                               28,295       30,496        26,396
Purchase of Loans                                                                      (77,440)     (99,235)      (59,119)
Net Increase in Loans                                                                   11,004       (4,071)     (152,711)
Proceeds from Sale of Foreclosed Properties                                             20,593       15,040        26,478
Net Decrease in Segregated Assets                                                       29,169       28,941        39,902
Principal Collected on Mortgage-Backed Securities                                      191,064      118,174       166,503
Purchase of Premises and Equipment, Net                                                (11,173)      (9,169)       (7,710)
Net Cash and Cash Equivalents Received from Bank Acquisition                           113,551            -        15,490
--------------------------------------------------------------------------------------------------------------------------
     Net Cash Provided (Used) by Investing Activities                                  118,300     (211,555)     (104,450)
--------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Net (Decrease) Increase in Deposits                                                   (110,095)      (1,344)       48,327
Net Proceeds from Sale of Common Stock                                                       -       32,112        21,923
Repayment of FHL Bank Advances                                                      (1,628,499)  (1,108,486)   (1,175,888)
Proceeds from FHL Bank Advances                                                      1,658,653    1,106,618     1,282,542
Repayment of Other Borrowings                                                       (1,439,207)     (61,193)       (1,450)
Proceeds from Other Borrowings                                                       1,414,548      188,077             -
Cash Dividends to Common and Preferred Shareholders                                     (7,423)      (5,690)       (4,717)
Net Increase (Decrease) in Advance Payments for Taxes and Insurance                      2,819          368        (7,301)
Exercise of Stock Options                                                               12,592        1,687         2,498
Common Stock Repurchased                                                               (27,611)           -             -
--------------------------------------------------------------------------------------------------------------------------
     Net Cash (Used) Provided by Financing Activities                                 (124,223)     152,149       165,934
--------------------------------------------------------------------------------------------------------------------------
     Increase (Decrease) in Cash and Cash Equivalents                                   37,460        4,221        20,770
Cash and Cash Equivalents at Beginning of Period                                        62,653       58,432        37,662
--------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                        $    100,113   $   62,653     $  58,432
--------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements


                                                                                            Years Ended December 31,
                                                                                    1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures:
Income Taxes Paid                                                              $  22,584        $   12,580        $  12,342
Interest Paid                                                                    198,849           182,289          145,268
Supplemental Schedule of Noncash Investing and Financing Activities:
Transfer of Loans to Foreclosed Properties                                        19,047            15,416           49,514
Transfer of Securities from Held to Maturity to Available for Sale                     -           321,824                -
Securitization of Residential Real Estate Loans                                        -                 -          137,458

Assets acquired and liabilities assumed in 1996 business combinations were as follows:

--------------------------------------------------------------------------------------------------
                                                                                        Year Ended
                                                                                 December 31, 1996
--------------------------------------------------------------------------------------------------
Assets Acquired:
   Loans                                                                                 $ 586,235
   Premises and Equipment                                                                    6,327
   Other Assets                                                                              3,059
--------------------------------------------------------------------------------------------------
     Total Assets Acquired                                                                 595,621
--------------------------------------------------------------------------------------------------

Liabilities Assumed:
   Deposits                                                                                846,412
   Less Deposits Exchanged                                                                (95,163)
--------------------------------------------------------------------------------------------------
   Net Deposits Assumed                                                                    751,249
   Other Liabilities                                                                           922
--------------------------------------------------------------------------------------------------
     Total Liabilities Assumed                                                             752,171
--------------------------------------------------------------------------------------------------
   Net Liabilities Assumed                                                                 156,550
   Net Premium Paid for Deposits                                                          (42,999)
--------------------------------------------------------------------------------------------------
   Net Cash and Cash Equivalents Received from Bank Acquisition                          $113,551
--------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
a) Business
Webster Financial Corporation, ("Webster"), through its subsidiary, Webster Bank, (the "Bank") delivers financial services to individuals, families and businesses throughout Connecticut. Webster Bank is organized along three business lines - consumer, business and mortgage banking, supported by centralized administration and operations. The Corporation has grown significantly in recent years, primarily through a series of acquisitions which have expanded and strengthened its franchise in Connecticut. Webster Bank was founded in 1935 and converted from a federal mutual to a federal stock institution in 1986.

b) Basis of Financial Statement Presentation
The consolidated financial statements include the accounts of Webster and the Bank. The consolidated financial statements and notes hereto have been retroactively restated to include the accounts of DS Bancor Inc. ("Derby")
acquired on January 31, 1997, Shelton Bancorp Inc. ("Shelton") acquired on November 1, 1995 and Shoreline Bank and Trust and Company ("Shoreline") acquired on December 16, 1994 as if the mergers had occurred at the beginning of the period of the earliest date presented (See Note 2). The financial statements have been prepared in conformity with generally accepted accounting principles and all significant intercompany transactions have been eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods presented. The actual results of Webster could differ from those estimates. Material estimates that are susceptible to near term changes include the determination of the allowance for loan losses, the valuation allowance of the deferred tax asset and the valuation of foreclosed property.

c) Allowance for Loan Losses
An allowance for loan losses is established based upon a review of the loan portfolio, loss experience, specific problem loans, current and anticipated economic conditions and other pertinent factors which, in management's judgment, deserve current recognition in estimating loan losses. Effective January 1, 1995, Webster adopted Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No.
118. Under this standard, commercial and commercial real estate loans are considered impaired when it is probable that Webster will not collect all amounts due in accordance with the contractual terms of the loan. Certain loans are exempt from the provisions of SFAS No. 114, including large groups of smaller balance homogenous loans that are collectively evaluated for impairment, such as consumer and residential mortgage loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Webster's allowance for loan losses. Such agencies may require Webster to recognize additions to the allowance for loan losses based on judgments different from those of management.

d) Foreclosed Properties
Foreclosed properties consists of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Foreclosed properties are reported at the lower of fair value less estimated selling expenses or cost with an allowance for losses to provide for declines in value. Operating expenses are charged to current period earnings and gains and losses upon disposition are reflected in the statements of income when realized.

e) Loans
Loans are stated at the principal amounts outstanding. Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Interest which is more than 90 days past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received. Loan origination fees, net of certain direct origination costs and premiums and discounts on loans purchased, are recognized in interest income over the lives of the loans using a method approximating the interest method. Loans held for sale are carried at the lower of cost or market value in aggregate. Net unrealized losses on loans held for sale, if any, are recognized in a valuation allowance by charges to income.

f) Securities
Securities are classified into one of three categories. Securities with fixed maturities that management has the intent and ability to hold to maturity are classified as Held to Maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts over the estimated terms of the securities utilizing a method which approximates the level yield method. Securities that management intends to hold for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as Available for Sale. All Equity Securities are classified as Available for Sale. Securities Available for Sale are carried at fair value with unrealized gains and losses recorded as adjustments to shareholders' equity on a tax effected basis. Securities classified as Trading Securities are carried at fair value with unrealized gains and losses included in earnings. Gains and losses on the sales of securities are recorded using the specific identification method.

Mortgage-backed securities include collateralized mortgage obligations ("CMOs") which are either U.S. government agency securities or are rated in at least the top two ratings categories by at least one of the major rating agencies at the time of purchase. One of the risks inherent when investing in CMOs and mortgage-backed securities is the ability of such instruments to incur prepayments of principal prior to maturity. Because of prepayments, the weighted-average yield of these securities may also change, which could effect earnings.

g) Interest-rate Instruments
Webster utilizes as part of its asset/liability management strategy various interest rate contracts including short futures positions, interest rate swaps, interest rate caps and interest rate floors. Webster holds short futures positions to minimize the price volatility of certain adjustable rate assets held as Trading Securities. Changes in the market value of short futures positions are recognized as a gain or loss in the consolidated statement of income in the period for which the change occurred.

Interest rate caps, interest rate floors and interest rate swaps are entered into as hedges against future interest rate fluctuations. Webster does not trade in speculative interest rate contracts. Those agreements meeting the criteria for hedge accounting treatment are designated as hedges and are accounted for as such. If a contract is terminated, any unrecognized gain or loss is deferred and amortized as an adjustment to the yield of the related asset or liability over the remainder of the period that was being hedged. If the linked asset or liability is disposed of prior to the end of the period being managed, the related interest rate contract is marked to fair value, with any resulting gain or loss recognized in current period income as an adjustment to the gain or loss on the disposal of the related asset or liability. Interest income or expense associated with interest rate caps and swaps is recorded as a component of net interest income. Interest rate instruments that hedge available for sale assets are marked to fair value monthly with adjustments to shareholders' equity on a tax effected basis.

h) Interest-bearing Deposits
Interest-bearing Deposits consist primarily of deposits in the Federal Home Loan Bank of Boston or other short-term overnight investments. These deposits are carried at cost which approximates market value.

i) Premises and Equipment
Depreciation of premises and equipment is accumulated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for buildings and improvements and 3 to 20 years for furniture, fixtures and equipment. Amortization of leasehold improvements is calculated on a straight-line basis over the terms of the related leases.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains and losses are credited or charged to income.

j) Segregated Assets
Segregated Assets represent commercial, commercial real estate and multi-family loans acquired in the October 1992 First Constitution acquisition. In addition, Segregated Assets contain foreclosed properties that have been so classified subsequent to the acquisition date. These assets are subject to a loss-sharing arrangement with the FDIC as discussed in Notes 2 and 5.

Interest on Segregated Assets is credited to income earned on loans and segregated assets based on the rate applied to principal amounts outstanding. Interest which is more than 90 days contractually past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received.

k) Core Deposit Intangible
The excess of the purchase price over the fair value of the tangible net assets acquired in acquisitions accounted for using the purchase accounting method has been allocated to deposits. The deposit intangible is being amortized on a straight-line basis over a period of ten years from the acquisition date. On a periodic basis, management assesses the recoverability of the deposit intangible. Such assessments encompass a projection of future earnings from the deposit base as compared to original expectations, based upon a discounted cash flow analysis. If an assessment of the core deposit intangible indicates that it is impaired, a charge to income for the most recent period is recorded for the amount of such impairment.

l) Income Taxes
Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

m) Employee Benefit Plans
The Bank has a noncontributory pension plan covering substantially all employees. Pension costs are accrued in accordance with generally accepted accounting principles and are funded in accordance with the requirements of the Employee Retirement Income Security Act (ERISA). The Bank also accrues costs related to postretirement benefits.

n) Net Income Per Share
Primary net income per share is calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock and common stock equivalents outstanding, when dilutive. The common stock equivalents consist of common stock options and warrants. Fully diluted net income per share is calculated by dividing adjusted net income by the weighted-average fully diluted common shares, including the effect of common stock equivalents and the hypothetical conversion into common stock of the Series B cumulative convertible preferred stock. The weighted-average number of shares used in the computation of primary earnings per share for the years ended December 31, 1996, 1995 and 1994 were 11,823,778, 10,498,492 and 9,812,206, respectively, and for fully diluted earnings per share were 12,781,296, 11,513,533, and 11,158,044 for the same periods, respectively.

o) Stock Compensation
Statement of Financial Accounting Standard No. 123 encourages all companies to adopt a new fair value based method of accounting for stock-based employee compensation plans. Under the provisions of this statement, Webster has elected to continue to measure compensation for its stock option plans using the accounting method prescribed by Accounting Principal Board Opinion No. 25 ("APB No. 25") "Accounting for Stock Issued to Employees." Entities electing to maintain accounting standards under APB No. 25 must make pro forma disclosures for net income and earnings per share as if the fair value based method of accounting had been applied. See Note 16.

p) Statements of Cash Flows
For purposes of the Statements of Cash Flows, Webster considers cash on hand and in banks to be cash equivalents.

q) Loan Sales and Servicing Sales
Gains or  losses on sales of loans are  recognized  at the time of the sale.  On
July 1, 1995, Webster elected early adoption of Statement of Financial Accounting Standard No. 122 ("SFAS No. 122") "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Fair values are estimated considering loan prepayment predictions, historical prepayment rates, interest rates, and other economic factors. For purposes of impairment evaluation and measurement, Webster stratifies mortgage servicing rights based on predominate risk characteristics of the underlying loans, including loan type and amortization type (fixed or adjustable). To the extent that the carrying value of mortgage servicing rights exceeds fair value by individual stratum, a valuation allowance is established. The allowance may be adjusted for changes in fair value. The cost basis of mortgage servicing rights is amortized into noninterest income over the estimated period of servicing revenue. See Note 4.

When loans sold have an average contractual interest rate, adjusted for normal servicing costs, which differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. Any resulting net premium is amortized over the same estimated life using a method approximating the interest method. The aggregate of unamortized excess servicing rights arising from gains on loan sales is included in the accompanying Consolidated Statements of Condition as a component of Prepaid Expenses and Other Assets and is periodically reviewed and adjusted for changed circumstances.

r) Reclassifications
Certain  financial   statement   balances  as  previously   reported  have  been
reclassified  to  conform  to  the  1996   Consolidated   Financial   Statements
presentation.

NOTE 2: BUSINESS COMBINATIONS
--------------------------------------------------------------------------------
Pooling of Interests Transaction Consummated in 1997
On January 31, 1997, Webster acquired DS Bancor, Inc. ("Derby") and its subsidiary, Derby Savings Bank, a $1.2 billion savings bank in Derby, Connecticut. In connection with the merger with Derby, Webster issued 3,501,370 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock. This acquisition was accounted for as a pooling of interests and as such the Consolidated Financial Statements include Derby's financial data as if Derby had been combined at the beginning of the earliest period presented.

POOLING OF INTERESTS TRANSACTIONS
--------------------------------------------------------------------------------
On November 1, 1995, Webster merged with Shelton, with $295 million in assets, based in Shelton, Connecticut. In connection with the acquisition, Webster issued 1,292,549 shares of its common stock for all of the outstanding shares of Shelton common stock, based on an exchange ratio of .92 shares of Webster common stock for each of Shelton's outstanding shares of common stock. On December 16, 1994, Webster acquired Shoreline, with $51 million in assets, based in Madison, Connecticut. In connection with the acquisition of Shoreline, Webster issued 266,500 shares of its common stock for all of the outstanding shares of Shoreline common stock, based on an exchange ratio of 1 share of Webster's common stock for 2 shares of Shoreline's common stock. Both acquisitions were accounted for as a pooling of interests and as such the consolidated financial statements include financial data as if both Shelton and Shoreline had been combined as of the beginning of the earliest period presented.

PURCHASE TRANSACTIONS
--------------------------------------------------------------------------------
The Shawmut Transaction
On February 16, 1996, Webster Bank acquired 20 branches in the Hartford market from Shawmut Bank Connecticut National Association, as part of a divestiture in connection with the merger of Shawmut and Fleet Bank (the "Shawmut Transaction"). In the branch purchase, Webster Bank acquired approximately $845 million in deposits, and $586 million in loans. As a result of this transaction, Webster recorded $44.2 million as a core deposit intangible asset. In connection with the Shawmut Transaction, Webster raised net proceeds of $32.1 million through the sale of 1,249,600 shares of its common stock in an underwritten public offering in December 1995. The Shawmut Transaction was accounted for as a purchase, and results of operations related to the transaction from February 16, 1996 to December 31, 1996 are included in the accompanying Consolidated Financial Statements.

Bristol Savings Bank Acquisition
On March 3, 1994, Bristol Savings Bank ("Bristol") converted from a Connecticut mutual savings bank to a Connecticut capital stock savings bank and concurrently became a wholly-owned subsidiary of Webster. Bristol had 5 banking offices in Hartford County. In connection with the conversion, Webster completed the sale of 1,150,000 shares of its common stock in related subscription and public offerings. The Bristol acquisition was accounted for as a purchase, and results of operations relating to Bristol from March 3, 1994 to December 31, 1996 are included in the accompanying Consolidated Financial Statements. Negative goodwill of $2.3 million represented the net effect of all purchase accounting adjustments and is recorded as a reduction of premises and equipment and is being amortized over a 10 year period. Bristol was merged with Webster Bank in 1995.

FDIC Assisted Acquisitions
Webster significantly expanded its retail banking operations through assisted acquisitions of First Constitution Bank ("First Constitution") in October 1992 and Suffield Bank ("Suffield") in September 1991 from the Federal Deposit Insurance Corporation ("FDIC"). These acquisitions, which were accounted for as purchases, involved financial assistance from the FDIC and extended Webster's retail banking operations into new market areas by adding 21 branch offices, $1.5 billion in retail deposits and approximately 150,000 customer accounts. See
Note 5 to the Consolidated Financial Statements for additional information concerning the terms of these assisted acquisitions.

NOTE 3: SECURITIES
--------------------------------------------------------------------------------------------------------------------
A summary of securities follows:
                                                                              December 31,
                                                                   1996                           1995
--------------------------------------------------------------------------------------------------------------------
                                                        Recorded           Estimated        Recorded     Estimated
(IN THOUSANDS)                                             Value           Fair Value          Value     Fair Value
--------------------------------------------------------------------------------------------------------------------
Trading Securities:
Mortgage-Backed Securities:
   GNMA                                               $   31,537     $   31,537          $   14,766    $   14,766
   FHLMC                                                  27,794         27,794              29,838        29,838
Equity Securities                                              -              -               1,171         1,171
--------------------------------------------------------------------------------------------------------------------
                                                          59,331          59,331             45,775        45,775
--------------------------------------------------------------------------------------------------------------------
Available for Sale Portfolio:
U.S. Treasury Notes:
   Matures within 1 year                                       -                -              1,000        1,000
   Matures over 1 within 5 years                           2,508            2,544                 -             -
U.S. Government Agency:
   Matures over 1 within 5 years                          12,883           12,974             12,901       12,522
   Matures over 5 within 10 years                          9,700            9,638              5,322        5,359
Corporate Bonds and Notes:
   Matures within 1 year                                   2,000            1,999              2,975        3,047
   Matures over 1 within 5 years                               -                -             27,180       27,172
   Matures over 5 within 10 years                          2,659            2,655              2,737        2,730
Mutual Funds*                                              7,216            7,236             35,147       35,078
Stock in Federal Home Loan Bank of Boston                 39,832           39,832             39,832       39,832
Other Equity Securities                                   32,486           36,644             22,524       25,272
Mortgage-Backed Securities:
   FNMA                                                  142,497          141,944            140,705      143,703
   FHLMC                                                  17,214           17,425             81,024       81,784
   GNMA                                                  236,393          239,142             20,443       20,512
   Collateralized Mortgage Obligations                   296,180          294,920            349,562      350,190
   Unamortized Hedge                                       5,460            4,036                816          816
Unrealized Securities Gains, Net                           3,961                -              6,849            -
--------------------------------------------------------------------------------------------------------------------
                                                         810,989          810,989            749,017      749,017
--------------------------------------------------------------------------------------------------------------------
Held to Maturity Portfolio:
U.S. Treasury Notes:
   Matures within 1 year                                     944              956             3,577         3,577
   Matures over 1 within 5 years                               -                -             8,262         8,445
U.S. Government Agency:
   Matures within 1 year                                   6,867            6,867             1,003         1,006
   Matures over 1 within 5 years                          28,089           28,712            39,868        41,330
   Matures over 5 within 10 years                            499              487               999         1,008
Corporate Bonds and Notes:
   Matures within 1 year                                     301              302                 -             -
   Matures over 1 within 5 years                           1,176            1,173             2,555         2,579
   Matures over 5 within 10 years                              -                -               330           325
   Matures over 10 years                                     100              100                 -             -
   Money Market Preferred Stock                            8,000            8,000             5,000         5,000
Mortgage-Backed Securities:
   FHLMC                                                  84,862           84,069           113,758       114,108
   FNMA                                                   28,859           29,086            31,785        32,457
   GNMA                                                    1,309            1,369             1,622         1,698
   Collateralized Mortgage Obligations                   345,153          339,337           370,762       371,342
   Other Mortgage-Backed Securities                            -                -               308           294
--------------------------------------------------------------------------------------------------------------------
                                                         506,159          500,458           579,829       583,169
--------------------------------------------------------------------------------------------------------------------
     Total                                            $1,376,479       $1,370,778        $1,374,621    $1,377,961
--------------------------------------------------------------------------------------------------------------------

* Mutual funds consist primarily of funds that invest in U.S. Government securities, Mortgage-Backed securities and Money Market instruments.

A summary of realized gains and losses follows:

                                                                            December 31,
                                                 1996                           1995                        1994
(IN THOUSANDS)                     Gains       Losses       Net     Gains     Losses       Net     Gains    Losses     Net
-------------------------------------------------------------------------------------------------------------------------------
Trading Securities:
Mortgage-Backed Securities        $ 2,962     $ (2,712)    $   250    $ 1,901  $  (194) $ 1,707  $  2,086  $ (3,247) $ (1,161)
Futures and Options Contracts      10,704      (10,434)        270      3,517   (5,333)  (1,816)    5,127    (3,826)    1,301
Equity Securities                     366          (35)        331        539        -      539       197      (276)      (79)
-------------------------------------------------------------------------------------------------------------------------------
                                   14,032      (13,181)        851      5,957   (5,527)     430     7,410    (7,349)       61
-------------------------------------------------------------------------------------------------------------------------------
Available for Sale:
Mortgage-Backed Securities          1,211         (590)        621        898     (878)      20         -         -         -
U.S. Treasury Notes                     -           (7)         (7)       363        -      363         -         -         -
U.S. Government Agencies               10            -          10          -   (1,507)  (1,507)       20         -        20
Corporate Debt                          -            -           -          -     (555)    (555)      455        (3)      452
Mutual Funds                          227         (174)         53          -     (139)    (139)       72    (1,653)   (1,581)
Other Equity Securities             2,766         (197)      2,569      2,042       (1)   2,041       236       (82)      154
Other                                  56            -          56          -        -        -         -         -         -
-------------------------------------------------------------------------------------------------------------------------------
                                    4,270         (968)      3,302      3,303   (3,080)     223       783    (1,738)     (955)
-------------------------------------------------------------------------------------------------------------------------------
     Total                        $18,302     $(14,149)    $ 4,153    $ 9,260  $(8,607) $   653 $  8,193   $ (9,087) $ (894)
-------------------------------------------------------------------------------------------------------------------------------

There were no sales of securities from the held to maturity portfolio for the years ended December 31, 1996 and 1995 and 1994. During the 1995 fourth quarter, the Bank elected, under guidelines issued by the Financial Accounting Standards Board, to transfer certain securities from the held to maturity to the available for sale portfolio. These securities had an approximate book value of $321.8 million and fair market value of $320.3 million. Under this one-time provision, the Bank was able to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair market value. The Bank reclassified certain securities to allow greater flexibility in managing interest-rate risk and to enhance its ability to react to changes in market conditions.

Webster holds short futures positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. At December 31, 1996, Webster held 298 short positions in Eurodollar futures contracts ($298.0 million notional amount) and 410 short positions in 5 and 10 year Treasury note futures ($41.0 million notional amount). Changes in the market value of short futures positions are recognized as a gain or loss in the period for which the change occurred. All gains and losses resulting from short futures positions are reflected in gains (losses) on sale of securities, net in the Consolidated Statements of Income.

Summaries of unrealized gains and losses for the available for sale and held to maturity portfolios follows:

                                                                          December 31,
                                                    1996                                  1995
(IN THOUSANDS)                        Gains        Losses         Net         Gains      Losses        Net
--------------------------------------------------------------------------------------------------------------
Available for Sale:
   U.S. Treasury Notes               $    40     $     (4)      $    36     $     -      $     -    $     -
   U.S. Government Agency                100          (71)           29         109         (379)      (270)
   Corporate Bonds and Notes               -           (5)           (5)          3          (18)       (15)
   Mutual Funds                           20            -            20          79         (148)       (69)
   Equity Securities                   4,281         (123)        4,158       3,319         (572)     2,747
   Mortgage-Backed Securities          7,774       (8,051)         (277)      8,993       (4,537)     4,456
---------------------------------------------------------------------------- ---------------------------------
                                      12,215       (8,254)        3,961      12,503       (5,654)     6,849
--------------------------------------------------------------------------------------------------------------
Held to Maturity Portfolio:
   U.S. Treasury Notes:
     Matures within 1 year                12            -            12           1           (1)         -
     Matures within 5 years                -            -             -         184           (1)       183
   U.S. Government Agency
     Matures within 1 year                 -            -             -           3            -          3
     Matures over 1 within 5 years       935         (312)          623       1,465           (2)     1,463
     Matures over 5 within 10 years        -          (12)          (12)          8            -          8
   Corporate Bonds and Notes
     Matures within 1 year                 1            -             1           -            -          -
     Matures over 1 within 5 years         5           (8)           (3)         26           (2)        24
     Matures over 5 within 10 years        -            -             -           -           (5)        (5)
   Mortgage-Backed Securities          2,097       (8,419)       (6,322)      4,906       (3,242)     1,664
--------------------------------------------------------------------------------------------------------------
                                       3,050       (8,751)       (5,701)      6,593       (3,253)     3,340
--------------------------------------------------------------------------------------------------------------
       Total                         $15,265     $(17,005)      $(1,740)    $19,096      $(8,907)   $10,189
--------------------------------------------------------------------------------------------------------------

The  following  table  sets  forth  the  contractual   maturities  of  Webster's
securities and mortgage-backed securities at December 31, 1996 and the weighted average yields of such securities.

                                                            Due                      Due
                                      Due             After One, But         After Five, But             Due
                                Within One Year      Within Five Years       Within 10 Years        After 10 Years
-----------------------------------------------------------------------------------------------------------------------
                                         Weighted              Weighted               Weighted                Weighted
                                         Average               Average                Average                 Average
(Dollars in thousands)          Amount    Yield       Amount    Yield      Amount      Yield    Amount         Yield
-----------------------------------------------------------------------------------------------------------------------
Interest-Bearing Deposits (a)    $   27    5.15%     $      -       - %   $      -        - %   $        -         - %

Trading Portfolio:
   Mortgaged-Backed Securities
   and Collateralized Mortgage
     Obligations (b)             27,849    7.32             -       -            -        -         31,482      6.45

Available For Sale Portfolio:
   U.S. Government Agency             -       -        14,975    5.91            -        -          7,637      7.72
   Mutual Funds                       -       -             -       -            -        -          7,236      5.92
   Equity Securities                  -       -             -       -            -        -         36,644         -
    Corporate Bonds and Notes     1,999    5.00           166   10.14        2,489     6.08              -         -
    U.S. Treasury Notes               -       -         2,544    7.01            -        -              -         -
   Mortgaged-Backed Securities
    and Collateralized Mortgage
    Obligations (b)                   -       -        43,064    5.72       21,071     6.33        633,332      6.76


Held to Maturity Portfolio:
   U.S. Treasury Notes              944    3.38             -       -            -        -              -         -
   U.S. Government Agencies       6,867    9.29        28,089    5.64          499     6.40            100      7.98
   Corporate Bonds and Notes        301    7.39         1,176    5.87            -        -              -         -
   Money Market Preferred Stock   8,000    4.02             -       -            -        -              -         -
FHL Bank Stock                        -       -             -       -            -        -         39,832      6.40

Mortgage-Backed Securities
  and Collateralized Mortgage
  Obligations (b)                14,061    6.39        61,202    5.80        2,075     7.96        382,845      7.35
-----------------------------------------------------------------------------------------------------------------------

     Totals                     $60,048    6.75%     $151,216    5.79%     $26,134     6.11%    $1,139,108      6.72%
-----------------------------------------------------------------------------------------------------------------------

(a)  Adjusted to a fully taxable equivalent basis.

(b) Although the stated final maturity of these obligations are long-term, the weighted average life generally is much shorter due to prepayments of principal.

NOTE 4: LOANS RECEIVABLE, NET
--------------------------------------------------------------------------------
A summary of loans receivable, net follows:

                                                                                       December 31,
(IN THOUSANDS)                                                                1996                    1995
---------------------------------------------------------------------------------------------------------------------
Loans Secured by Mortgages on Real Estate:                             Amount            %       Amount           %
                                                                      ---------        ----    ----------        ----
   Conventional, VA and FHA                                           2,484,967        73.4    $2,197,890        79.4
   Conventional, VA and FHA Loans Held for Sale                           3,933         0.1         4,907        0.2
   Residential Participation                                             14,933         0.4         9,368        0.3
   Residential Construction                                              95,790         2.7        57,928        2.2
   Commercial Construction                                               14,691         0.6        16,241        0.5
   Other Commercial                                                     250,427         7.4       178,314        6.4
---------------------------------------------------------------------------------------------------------------------
                                                                      2,864,741        84.6     2,464,648       89.0
Consumer Loans:
   Home Equity Credit Lines                                             253,786         7.5       201,260        7.3
   Other Consumer Loans                                                 119,048         3.5        96,103        3.5
   Credit Cards                                                          13,675         0.4             -          -
---------------------------------------------------------------------------------------------------------------------
                                                                        386,509        11.4       297,363       10.8

Commercial Non-Mortgage Loans                                           194,755         5.8        68,657        2.5
---------------------------------------------------------------------------------------------------------------------
   Gross Loans Receivable                                             3,446,005       101.8     2,830,668      102.3
Less:
   Loans in Process                                                      35,924         1.1        24,393        0.9
   Allowance for Losses on Loans                                         41,608         1.2        48,703        1.8
    Premiums on Loans  Purchased,  Deferred Loan
     Fees and Unearned  Discounts,  Net                                 (15,992)       (0.5)       (9,723)      (0.4)
---------------------------------------------------------------------------------------------------------------------
       Loans Receivable ,Net                                         $3,384,465       100.0%   $2,767,295      100.0%
---------------------------------------------------------------------------------------------------------------------

Included above at December 31, 1996 and 1995 are $395.7 million and $466.9 million, respectively, of residential and consumer loans acquired from the FDIC in the First Constitution acquisition ("Reserve Assets"). In 1992, the Bank established $46.5 million in allowances for loan losses and allowances for loans held for sale through purchase accounting adjustments to cover its portion of losses on the Reserve Assets. For four years after the acquisition date, the FDIC was required to reimburse the Bank quarterly, in an aggregate amount up to $20 million, for 80% of all net charge-offs on the Reserve Assets and the Bank's share of net charge-offs and expenses associated with Segregated Assets ("Webster Bank's Shared Losses"), if such charge-offs on the Reserve Assets and Webster Bank's portion of the Shared Losses collectively exceed $52 million. Cumulative net charge-offs on Reserve Assets and the Bank's share of net charge-offs and expenses associated with Segregated Assets from acquisition date through 1996 totaled $38.0 million. The reporting period for contingent reserve assets expired at December 31, 1996 and the losses recognized by the Bank on these assets were less than those required for the FDIC to make additional payments to the Bank. See Note 4 for a discussion on Segregated Assets.

Webster adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" on January 1, 1995 as amended by SFAS No. 118, with no impact on its results of operations. At December 31, 1996, Webster had $25.7 million of impaired loans, of which $1.1 million was measured based upon the fair value of the underlying collateral and $6.4 million was measured based upon the expected future cash flows of the impaired loans. Of the total impaired loans of $25.7 million, $1.6 million had allowances for losses on impaired loans of $2.5 million. In 1996 and 1995, the average balance of impaired loans was $25.6 million and $27.4 million, respectively. The allowance for losses on impaired loans was established as a result of an allocation from the allowance for losses on loans.

Webster's policy with regard to the recognition of interest income on impaired loans includes an individual assessment of each loan. Interest which is more than 90 days past due is not accrued. When payments on impaired loans are received, Webster records interest income on a cash basis or applies the total payment to principal based on an individual assessment of each loan. Cash basis interest income recognized on impaired loans for the twelve months ended December 31, 1996 and 1995 amounted to $74,623 and $50,362, respectively.

A detail of the changes in the allowances for loan losses for the three years follows:

                                                                        December 31,
                                                            1996
--------------------------------------------------------------------------------------------------------------
                                                          Impaired        Total
(IN THOUSANDS)                                  Loans       Loans       Allowance      1995          1994
--------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                 $45,010     $3,693       $48,703      $ 53,575      $ 52,147
Provisions Charged to Operations                 8,850          -         8,850         5,625         5,105
Acquired Allowance for Purchased Loans           5,000          -         5,000                      12,819
Allocation to General Allowance                      4         (4)            -             -             -
Charge-offs                                    (22,635)    (1,233)      (23,868)      (13,643)      (19,715)
Recoveries                                       2,923          -         2,923         3,146         3,219
--------------------------------------------------------------------------------------------------------------
  Balance at End of Period                     $39,152     $2,456       $41,608      $ 48,703      $ 53,575
--------------------------------------------------------------------------------------------------------------

Webster is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments included commitments to extend credit and commitments to sell residential first mortgage loans. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized on the balance sheet.

The estimated fair value of commitments to extend credit is considered insignificant at December 31, 1996 and 1995. Future loan commitments represent residential mortgage loan commitments, letters of credit, standby letters of credit, credit card lines and unused home equity credit lines. Rates for these loans are generally established shortly before closing. The rates on home equity lines of credit generally vary with the prime rate.

At December 31, 1996 and 1995 residential mortgage commitments outstanding totaled $51.1 million and $50.0 million, respectively. Residential commitments outstanding at December 31, 1996 consist of adjustable and fixed-rate mortgages of $28.9 million and $22.2 million respectively, at rates ranging from 5.9% to 8.3%. Commitments to originate loans generally expire within 60 days. In addition, at December 31, 1996 and 1995, there were unused portions of home equity credit lines extended by Webster of $250.9 million and $224.0 million, respectively. Unused commercial lines of credit, letters of credit, standby letters of credit and outstanding commercial new loan commitments totaled $103.0 million and $50.3 million at December 31, 1996 and 1995, respectively. Additionally, unused credit card lines were $33.0 million at December 31, 1996. There were no credit card lines outstanding at December 31, 1995.

Webster uses forward commitments to sell residential first mortgage loans which are entered into for the purpose of reducing the market risk associated with originating loans held for sale. The types of risk that may arise are from the possible inability of Webster or the other party to fulfill the contracts. At December 31, 1996 and 1995, Webster had forward commitments to sell loans totaling $3.7 million and $2.9 million, respectively, at rates between 5.75% and 9.0% and 5.5% and 8.0%, respectively. The estimated fair value of commitments to sell loans is considered insignificant at December 31, 1996 and 1995.

At  December  31,  1996,  1995 and 1994,  Webster  serviced,  for the benefit of others, mortgage loans aggregating approximately $1,112.0 million, $900.2 million and $1,073.8 million, respectively. During 1996, Webster purchased mortgage loan servicing assets with a principal balance of $272.5 million and recorded a mortgage servicing asset of $2.8 million and during 1995, Webster sold mortgage servicing assets with a principal balance of $290.0 million and recorded a $2.2 million gain on their sale.

NOTE 5: SEGREGATED ASSETS, NET
--------------------------------------------------------------------------------

Segregated Assets, Net are certain assets purchased from the FDIC in the First Constitution acquisition which are subject to a loss-sharing arrangement with the FDIC:

                                                           At December 31,
(IN THOUSANDS)                                        1996              1995
--------------------------------------------------------------------------------
Commercial Real Estate Loans                         $  58,745         $ 79,995
Commercial Loans                                         6,606           10,439
Multi-Family Real Estate Loans                          12,772           16,341
Other Real Estate Owned                                    406            1,299
--------------------------------------------------------------------------------
                                                        78,529          108,074
Allowance for Segregated Asset Losses                   (2,859)          (3,235)
--------------------------------------------------------------------------------
   Segregated Assets, Net                            $  75,670         $104,839
--------------------------------------------------------------------------------

The FDIC is required to reimburse Webster quarterly through 1997 for 80% of all net charge-offs (i.e., the excess of charge-offs over recoveries) and certain permitted expenses related to the Segregated Assets.

During 1998 and 1999, Webster is required to pay quarterly to the FDIC an amount equal to 80% of the recoveries during such years on Segregated Assets which were previously charged off after deducting certain permitted expenses related to those assets. Webster is entitled to retain 20% of such recoveries during the sixth and seventh years following the First Constitution acquisition and 100% thereafter.

Upon termination of the seven-year period after the First Constitution acquisition (December, 1999), if the sum of Webster's 20% share of net charge-offs on Segregated Assets for the first five years after the acquisition date plus permitted expenses during the entire seven-year period, less any recoveries during the sixth and seventh year on Segregated Assets charged off during the first five years, exceeds $49.2 million, the FDIC is required to pay Webster an additional 15% of any such excess over $49.2 million at the end of the seventh year. At December 31, 1996, cumulative net charge-offs and expenses aggregated $53.9 million. During the first quarter of 1996, Webster began recording the additional 15% reimbursement as a receivable from the FDIC (See
Note 7). As of December 31, 1996, Webster had received a total of $42.2 million in reimbursements for net charge-offs and permitted expenses from the FDIC. At December 31, 1996 and 1995, Webster had allowances for losses of $2.9 million and $3.2 million, respectively, to cover its portion of Segregated Assets losses.

A detail of changes in the allowance for Webster's share of losses for Segregated Assets follows:

                                                            At December 31,
(IN THOUSANDS)                                        1996                1995
--------------------------------------------------------------------------------
Balance at Beginning of Period                      $    3,235        $   4,420
Charge-offs                                               (621)          (1,772)
Recoveries                                                 245             587
--------------------------------------------------------------------------------
   Balance at End of Period                         $    2,859        $  3,235
--------------------------------------------------------------------------------

At December 31, 1996 and 1995, nonperforming Segregated Assets are classified as follows:

                                                           At December 31,
(IN THOUSANDS)                                        1996               1995
--------------------------------------------------------------------------------
Commercial Real Estate Loans                        $    3,337        $   2,604
Commercial Loans                                           192            1,203
Multi-Family Real Estate Loans                             495            1,432
Foreclosed Property:
     Commercial Real Estate                                269              648
     Multi-Family Real Estate                              138              651
--------------------------------------------------------------------------------
       Total                                        $    4,431           $6,538
--------------------------------------------------------------------------------

NOTE 6: PREMISES AND EQUIPMENT, NET
--------------------------------------------------------------------------------

A summary of premises and equipment, net follows:


                                                              December 31,
(IN THOUSANDS)                                         1996             1995
--------------------------------------------------------------------------------
Land                                                 $    7,918        $  7,111
Buildings and Improvements                               43,168          36,241
Leasehold Improvements                                    3,878           2,642
Furniture, Fixtures and Equipment                        38,406          33,097
--------------------------------------------------------------------------------
Total Premises and Equipment                             93,370          79,091
Accumulated Depreciation and Amortization                36,795          31,933
--------------------------------------------------------------------------------
   Premises and Equipment, Net                       $   56,575         $47,158
--------------------------------------------------------------------------------

At December 31, 1996, Webster was obligated under various non-cancelable operating leases for properties used as branch office facilities. The leases contain renewal options and escalation clauses which provide for increased rental expense based primarily upon increases in real estate taxes over a base year. Rental expense under leases was $2,914,000, $1,532,000 and $1,797,000 in 1996, 1995 and 1994, respectively. Webster is also entitled to rental income under various non-cancelable operating leases for properties owned. Rental income under these leases was $1,949,000, $1,716,000 and $1,510,000 in 1996,
1995 and 1994, respectively.

The following is a schedule of future minimum rental payments and receipts required under these leases as of December 31, 1996:


(IN THOUSANDS)                                       Payments          Receipts
--------------------------------------------------------------------------------
Years ending December 31:
1997                                                    $2,930             $820
1998                                                     2,551              577
1999                                                     2,104              513
2000                                                     1,589              468
2001                                                     1,373              415
Later years                                              6,770              948
--------------------------------------------------------------------------------
   Total                                               $17,317           $3,741
--------------------------------------------------------------------------------

NOTE 7: PREPAID EXPENSES AND OTHER ASSETS
--------------------------------------------------------------------------------

A summary of prepaid expenses and other assets follows:


                                                             December 31,
(IN THOUSANDS)                                          1996             1995
--------------------------------------------------------------------------------
Due from FDIC                                       $    1,420        $   1,174
Income Taxes Receivable                                  6,913            1,809
Deferred Tax Asset, Net (Note 14)                       18,869           18,113
Mortgage Servicing Rights, Net                           5,572            2,933
Other Assets                                             9,342            7,452
--------------------------------------------------------------------------------
   Prepaid Expenses and Other Assets                $   42,116        $  31,481
--------------------------------------------------------------------------------

Of the $1.4 million due from FDIC at December 31, 1996, $926,000 represents Webster's 80% reimbursement for fourth quarter net charge-offs and expenses on Segregated Assets which will be received in the first quarter of 1997. The remaining 474,000 represents the additional 15% reimbursement of charge-offs and expenses which Webster will receive at the end of the seventh year (See Note 5). The increase in Income Taxes Receivable is due to the timing of the SAIF recapitalization in the third quarter of 1996. Other Assets are primarily comprised of prepaid expenses and various miscellaneous assets.

During the 1995 second quarter, Webster adopted Statement of Financial Accounting Standard No. 122 ("SFAS 122") "Accounting for Mortgage Servicing Rights." This statement requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Amortization of mortgage servicing rights was $491,000, $715,000, and $712,000 for the years ended December 31, 1996, 1995 and 1994 respectively. During 1996 and 1995 Webster capitalized mortgage servicing assets of $508,000 and $184,000, respectively related to originating loans and selling them servicing retained. Also, during 1996 Webster purchased mortgage loan servicing assets with a principal balance of $272.5 million and recorded a mortgage loan servicing asset of $2.8 million. At December 31, 1996 the allowance for decline in value of mortgage loan servicing rights was $95,000 and was established through a provision in 1996. There was no allowance for mortgage servicing rights at December 31, 1995.

NOTE 8: DEPOSITS
--------------------------------------------------------------------------------

Deposits and weighted average rates are summarized as follows:

                                                                              December 31,
                                                       1996                                       1995
-----------------------------------------------------------------------------------------------------------------------
                                     Weighted                                    Weighted
                                      Average                         % of        Average                        % of
(IN THOUSANDS)                           Rate         Balance        Total           Rate         Balance       Total
-----------------------------------------------------------------------------------------------------------------------
Regular Savings                        2.39%        $  829,932         20.3%         2.06%      $   657,198       19.0%
NOW Accounts                           1.67            387,092          9.4          1.85           274,230        7.9
Demand Deposits                          -             303,858          7.4             -           160,418        4.6
Money Market Deposit Accounts          3.51            204,605          5.0          5.12           296,636        8.6
-----------------------------------------------------------------------------------------------------------------------
Certificate Accounts:
   Up to 12 months                     5.13          1,443,612         35.2          5.29         1,092,661       31.6
   13 to 24 months                     5.65            584,135         14.3          5.95           634,542       18.3
   25 to 36 months                     5.74             82,925          2.0          5.53            95,373        2.8
   Over 36 months                      6.15            263,342          6.4          6.15           247,289        7.2
-----------------------------------------------------------------------------------------------------------------------
     Total Certificates                5.39          2,374,014         57.9          5.61         2,069,865       59.9
-----------------------------------------------------------------------------------------------------------------------
       Total Deposits                  3.94%        $4,099,501        100.0%         4.33%       $3,458,347      100.0%
-----------------------------------------------------------------------------------------------------------------------

Interest expense on deposits is summarized as follows:


                                                   Years Ended December 31,
(IN THOUSANDS)                           1996             1995           1994
--------------------------------------------------------------------------------
Regular Savings                        $ 19,576        $15,413        $ 16,801
NOW Accounts                              5,969          3,739           4,837
Money Market Deposit Accounts             9,839         16,459          12,925
Certificate Accounts                    124,114        108,791          78,280
--------------------------------------------------------------------------------
   Total                               $159,498       $144,402        $112,843
--------------------------------------------------------------------------------

The following table presents the amount of time deposits in amounts of $100,000 or more at December 31, 1996 maturing during the periods indicated:

 (IN THOUSANDS)
--------------------------------------------------------------------------------
           Maturing                                                      Amount
--------------------------------------------------------------------------------
January 1, 1997 to March 31, 1997                                   $   52,178
April 1, 1997 to June 30, 1997                                          57,720
July 1, 1997 to December 31, 1997                                       50,487
January 1, 1998 and beyond                                              45,724
--------------------------------------------------------------------------------
   Total                                                             $ 206,109
--------------------------------------------------------------------------------

NOTE 9: FEDERAL HOME LOAN BANK ADVANCES
--------------------------------------------------------------------------------
Advances payable to the Federal Home Loan Bank of Boston are summarized as follows:

                                                            At December 31,

(DOLLARS IN THOUSANDS)                                 1996             1995
--------------------------------------------------------------------------------
Fixed Rate:
--------------------------------------------------------------------------------
   4.82% to 8.61% Due 1996                            $        -       $367,054
   4.82% to 9.80% Due 1997                               382,190         69,190
   4.99% to 6.48% Due 1998                                66,600         16,600
   8.56% to 8.86% Due 1999                                 2,900          2,900
   6.31% to 9.16% Due 2000                                10,920         10,920
--------------------------------------------------------------------------------
                                                         462,610        466,664
--------------------------------------------------------------------------------
Variable Rate:
--------------------------------------------------------------------------------
   5.94% to 6.41% Due in 1996                                  -         13,312
   7.32% Due in 1997                                      47,520              -
--------------------------------------------------------------------------------
                                                          47,520         13,312
--------------------------------------------------------------------------------
Total Federal Home Loan Bank Advances                 $  510,130       $479,976
--------------------------------------------------------------------------------


         The following table sets forth certain information as to the Bank's FHL Bank short-term borrowings at the dates and for the years indicated.

                                                                                   At December 31,
(Dollars in thousands)                                                  1996            1995              1994    .
-------------------------------------------------------------------------------------------------------------------
Average amount outstanding during the period:
  FHL Bank short-term advances                                    $357,769           $361,660            $384,323
Amount outstanding at end of period:
  FHL Bank short-term advances                                     324,565            306,277             343,145
     Highest month end balance of short-term FHL Bank borrowings   475,693            493,340             530,338
   Weighted average interest rate of short-term FHL Bank
       borrowings at end of period                                    5.73%              5.95%               5.79%
   Weighted average interest rate of short-term FHL Bank
      borrowings during the period                                    5.62%              6.02%               4.96%

At December 31, 1996, the Bank had additional borrowing capacity of over $1.9 billion from the Federal Home Loan Bank, including a line of credit of approximately $61.3 million. Advances are secured by the Bank's investment in FHLB stock and a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans and securities. At December 31, 1996 and 1995, the Bank was in compliance with the Federal Home Loan Bank collateral requirements.

NOTE 10: OTHER BORROWINGS
--------------------------------------------------------------------------------
The following table summarizes other borrowings at December 31, 1996 and 1995.


                                                             At December 31,
(DOLLARS IN THOUSANDS)                                    1996             1995
--------------------------------------------------------------------------------
Reverse Repurchase Agreements                       $   77,585        $ 126,884
Senior Notes                                            40,000           40,000
Bank Line of Credit                                     18,000                -
ESOP Borrowings                                          2,546            3,130
Other Borrowings                                         6,496                -
--------------------------------------------------------------------------------
   Total                                            $  144,627        $ 170,014
--------------------------------------------------------------------------------

The weighted average rates for other borrowed funds for the 1996 and 1995 year periods were 6.28% and 7.58%, respectively.

During 1996, reverse repurchase agreement transactions were the primary source of borrowed funds with the exception of FHLB advance borrowings (See Note 9). The average balance and weighted average rate for repurchase transactions for the 1996 year period was $129.2 million and 5.52% as compared to $37.8 million and 5.91% for the 1995 year period. Securities underlying the reverse repurchase transactions held as collateral are primarily U.S. Agency securities consisting of GNMA and FNMA securities. Securities for reverse repurchase agreement transactions related to Webster's funding operations are delivered to broker-dealers who arrange the transactions. Webster also enters into reverse repurchase agreements directly with certain customers.

Information   concerning  borrowings  under  reverse  repurchase  agreements  is summarized below:

---------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
---------------------------------------------------------------------------------------------------------------------------
                          Balance at              Weighted Average                    Book Value               Market Value
                   December 31, 1996                 Maturity Date                 of Collateral              of Collateral
---------------------------------------------------------------------------------------------------------------------------
                             $77,585                    1.2 months                       $78,491                    $79,287

         The following table sets forth certain information as to the Bank's reverse repurchase agreement short-term borrowings at the dates and for the years indicated.

                                                                                   At December 31,
(Dollars in thousands)                                                  1996            1995             1994     .
-------------------------------------------------------------------------------------------------------------------

Average amount outstanding during the period:
  Reverse repurchase short-term agreements                              $129,166     $  37,830          N/A
Amount outstanding at end of period:
  Reverse repurchase short-term agreements                                77,585       126,884          N/A
    Highest month end balance of short-term borrowings                   180,704       126,884          N/A
  Weighted average interest rate of reverse repurchase
      agreement short-term borrowings at end of period                     5.51%          5.80%         N/A
  Weighted average interest rate of repurchase
      agreement short-term borrowings during the period                    5.52%          5.91%         N/A

There were no reverse repurchase agreements transacted in 1994.

In 1996, Webster also utilized a variable rate line of credit through a correspondent bank with a credit limit of $20 million. Webster has established multiple sources of funding and uses the most favorable source under the circumstances in conjunction with asset and liability management strategies. The ESOP borrowings are from a correspondent bank at a floating rate based on the correspondent bank's base (prime) rate and such rates at December 31, 1996 and 1995 were 7.90% and 8.36%, respectively. The estimated fair value of the ESOP borrowings approximates book value at December 31, 1996 and 1995. The terms of the loan agreements call for the ESOP to make annual scheduled principal repayments through the year 2001. Interest is paid quarterly and the borrowings are secured and guaranteed by Webster. See Note 15 for a description of the increase in the ESOP's outstanding indebtedness in 1994.

On June 29, 1993, Webster completed a registered offering of $40 million of 8 3/4% Senior Notes due 2000 ("the Senior Notes"). Webster used $18.25 million from the net proceeds of the offering to redeem the remaining shares of Series A Stock issued by Webster to the FDIC in connection with the First Constitution acquisition. The Senior Notes may not be redeemed by Webster prior to maturity and are not exchangeable for any shares of Webster's common stock.

NOTE 11: INTEREST RATE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
Webster utilizes as part of its asset/liability management strategy various interest rate contracts including short futures positions, interest rate swaps, interest rate caps and interest rate floors. (See Note 3 for disclosures on futures positions). Webster utilized interest rate financial instruments to hedge mismatches in interest rate maturities to reduce exposure to movements in interest rates. These interest rate financial instruments involve, to varying degrees, credit risk and market risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Market risk is the effect of a change in interest rates or currency rates on the value of the financial instrument. The notional amount of interest rate financial instruments is the amount upon which interest and other payments under the contract are based. For interest rate financial instruments, the notional amount is not exchanged and therefore, the notional amounts should not be taken as a measure of credit or market risk.

The fair value, which approximates the cost to replace the contract at the current market rates is generally representative of market risk. Credit risk related to the interest rate swaps at December 31, 1996 is not significant due to counterparty ratings and to the fact that Webster is currently paying amounts that are greater than it is receiving. Credit risk related to interest rate caps and interest rate floors approximates their fair market value at December 31, 1996. In the event of a default by a counterparty, the cost to Webster, if any, would be the replacement cost of the contract at the current market rate.

Interest rate financial instruments are summarized as follows:

                                                                               Fair Market
                                              Notional Amount               Value Book Value
                                               December 31,                   December 31,                December 31,
(IN THOUSANDS)                             1996             1995            1996      1995            1996          1995
---------------------------------------------------------------------------------------------------------------------------
Interest rate swap agreements        $  50,000        $150,000         $   (15)      $  (4,954)       $      -     $      -
Interest rate floor agreements         100,000               -           1,602               -           1,482            -
Interest rate cap agreements           225,000         125,000           2,449             173           3,978          816
---------------------------------------------------------------------------------------------------------------------------
   Total                             $ 375,000        $275,000         $ 4,036       $  (4,781)       $  5,460     $    816
---------------------------------------------------------------------------------------------------------------------------

Interest rate swap agreements involve the exchange of fixed and variable interest payments based upon notional amounts paid to a maturity date. At December 31, 1996, Webster had one interest rate swap agreement in which the corporation received a variable rate based on LIBOR and paid a fixed rate of 6.04%. Total net interest expense paid on swap agreements totaled $903,000 for the year ended December 31, 1996.

Interest rate cap agreements require cash payments to be made or received only if current interest rates rise above a predetermined interest rate. At December 31, 1996, Webster had two outstanding cap agreements with an interest rate cap of 7% and one outstanding interest rate cap agreement with an interest rate cap of 6.50%. The amount paid for entering into the interest rate cap is amortized over the life of the agreement as an adjustment to mortgage-backed securities available for sale interest income. At December 31, 1996, Webster had $4.0 million of unamortized interest rate cap balances and during the 1996 period amortized $496,000. Similarly, interest-rate floor agreements require cash payments to be made or received if current interest rates fall below a predetermined interest rate. At December 31, 1996, Webster had one outstanding interest rate floor agreement with an interest rate floor of 5.75%. The amount paid for entering into an interest rate floor agreement is amortized over the life of the agreement as an adjustment to mortgage-backed securities available for sale interest income. At December 31, 1996, Webster had $1.5 million of unamortized floor balances and during the 1996 period amortized $235,000.

NOTE 12: SUMMARY OF ESTIMATED FAIR VALUES
--------------------------------------------------------------------------------
A summary of estimated fair values consisted of the following:

                                                                                                December 31,
                                                                                 1996                              1995
---------------------------------------------------------------------------------------------------------------------------
                                                                      Carrying      Estimated        Carrying     Estimated
(IN THOUSANDS)                                                          Amount     Fair Value          AmountFair Value
---------------------------------------------------------------------------------------------------------------------------
Assets:
   Securities (Note 3)                                              $1,376,402    $ 1,372,222     $ 1,374,621    $1,377,961
   Residential Loans                                                 2,574,576      2,641,465       2,255,951     2,319,007
   Consumer Loans                                                      134,933        135,128          97,210        99,545
   Home Equity Loans                                                   255,350        262,581         202,247       206,744
   Commercial Loans                                                    461,213        457,414         260,590       260,570
   Less Allowance for Loan Losses                                       41,608              -          48,703             -
   Segregated Assets, Net (Note 5)                                      75,670         75,670         104,839       104,839
   Interest rate contracts (Note 11)                                     5,460          4,036             816        (4,781)
   Mortgage Servicing Rights, Net                                        5,572          6,398           2,933         2,933
   Other Assets                                                        283,318        283,318         223,649       217,418

Liabilities:
   Deposits Other than Certificates                                 $1,725,487    $ 1,725,487      $ 1,388,482   $1,388,482
   Certificate Accounts:
     Maturing in Less than One Year                                  1,445,073      1,445,814      1,494,592      1,505,515
     Maturing in One Year and Beyond                                   928,941        929,483        575,273        588,571
   Federal Home Loan Bank Advances                                     510,130        510,637        479,976        483,149
   Other Borrowings                                                    144,627        144,565        170,014        170,890
   Other Liabilities                                                    79,927         79,927         75,034         75,034

In December 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the fair value of financial instruments, including both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value.

The carrying amounts for interest-bearing deposits approximate fair value since they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of securities (Note 3) is estimated based on prices published in financial newspapers or quotations received from securities dealers or pricing services. The fair value of interest rate contracts was based on the amount Webster would receive or pay to terminate the agreements. Federal Home Loan Bank stock has no active market and is required to be held by member banks. The estimated fair value of Federal Home Loan Bank stock equals the carrying amount.

In estimating the fair value of loans, portfolios with similar financial characteristics were classified by type. Loans were segmented into four generic types: residential, consumer, home equity and commercial. Residential loans were further segmented into fifteen and thirty year fixed-rate contractual maturities, with the remaining classified as variable-rate loans. The fair value of each category is calculated by discounting scheduled cash flows through estimated maturity using market discount rates. Adjustments were made to reflect credit and rate risks inherent in the portfolio.

Due to the loss-sharing arrangement with the FDIC, a yield on Segregated Assets that approximates a market yield and the allowance for Webster's share of losses on Segregated Assets, Webster believes that the estimated fair value of Segregated Assets approximates their carrying amount of $75.7 million and $104.8 million at December 31, 1996 and December 31, 1995, respectively.

The estimated fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, regular savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The estimated fair values of certificates of deposit, Federal Home Loan Bank Advances, and other borrowings were calculated using the discounted cash flow method. The discount rate is estimated using rates currently offered for deposits and Federal Home Loan Bank

Advances of similar remaining maturities. The discount rate used for the Senior Notes was calculated using a spread over Treasury Notes consistent with the spread used to price the Senior Notes at their inception.

The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties, resulting in variability in estimates with changes in assumptions. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in the amounts disclosed. Fair value estimates are not intended to reflect the liquidation value of the financial instruments.


NOTE 13: FORECLOSED PROPERTY EXPENSES AND PROVISIONS, NET AND ALLOWANCE FOR LOSSES ON FORECLOSED PROPERTIES
--------------------------------------------------------------------------------

Foreclosed property expenses and provisions, net are summarized as follows:

                                                                                            Years Ended December 31,
(IN THOUSANDS)                                                                      1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
(Gain) Loss on Sale of Foreclosed Properties
   Acquired in Settlement of Loans, Net                                       $  (1,360)        $  (1,038)        $    372
Provision for Losses on Foreclosed
   Properties                                                                     1,846             3,500            5,317
Rental Income                                                                      (262)             (782)          (1,260)
Foreclosed Property Expenses                                                      3,165             4,121            5,424
---------------------------------------------------------------------------------------------------------------------------
     Total                                                                    $   3,389         $   5,801         $  9,853
---------------------------------------------------------------------------------------------------------------------------

Webster has an allowance for losses on foreclosed properties. A detail of the changes in the allowance follows:

                                                                                            Years Ended December 31,
(IN THOUSANDS)                                                                      1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                 $   1,221        $    2,943        $  2,076
Provisions                                                                         1,846             3,500           5,317
Losses Charged to Allowance                                                       (2,471)           (5,504)        (11,802)
Recoveries Credited to Allowance                                                     144               282             852
Additions to Allowance for Acquired
   Foreclosed Properties                                                               -                 -           6,500
---------------------------------------------------------------------------------------------------------------------------
Balance at End of Period                                                       $     740        $    1,221        $  2,943
---------------------------------------------------------------------------------------------------------------------------

In connection with the Bristol acquisition in 1994, a purchase accounting adjustment of $5.9 million for the allowance for losses on foreclosed properties was recorded at the time of the acquisition and added to Bristol's existing allowance of $600,000 to reflect an accelerated disposition strategy.

NOTE 14:  INCOME TAXES
--------------------------------------------------------------------------------
Charges for income taxes in the Consolidated Statements of Income are comprised of the following:

                                                                                            Years Ended December 31,
(IN THOUSANDS)                                                                      1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
Current:
     Federal                                                                   $  16,857        $   14,242        $ 11,031
     State                                                                         3,539             4,589           3,909
---------------------------------------------------------------------------------------------------------------------------
                                                                                  20,396            18,831          14,940
Deferred:
     Federal                                                                      (1,779)           (4,385)         (4,698)
     State                                                                         1,773            (1,180)         (1,472)
---------------------------------------------------------------------------------------------------------------------------
                                                                                     (6)            (5,565)         (6,170)
Total:
     Federal                                                                      15,078             9,857           6,333
     State                                                                         5,312             3,409           2,437
---------------------------------------------------------------------------------------------------------------------------
                                                                               $  20,390         $  13,266        $  8,770
---------------------------------------------------------------------------------------------------------------------------

Income tax expense of $20.4 million, $13.3 million and $8.8 million for the years ended December 31, 1996, 1995 and 1994, respectively, differed from the amounts computed by applying the Federal income tax rate of 35% in 1996, 1995 and 1994 to pre-tax income as a result of the following:

                                                                                            Years Ended December 31,
(IN THOUSANDS)                                                                      1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------
Computed "Expected" Tax Expense                                                $  19,207        $   13,720        $  11,608
Reduction in Income Taxes Resulting From:
   Dividends Received Deduction                                                     (433)             (273)            (202)
   State Income Taxes, Net of Federal Income
     Tax Benefit, Including Change in
     Valuation Allowance and Rate                                                  3,469             2,229            1,598
   Adjustment to Deferred Tax Assets and Liabilities:
     Change in Federal Tax Rate                                                        -                 -             (265)
     Change in Valuation Allowance (Federal)                                      (2,000)           (2,294)          (3,781)
   Other, Net                                                                        147              (116)            (188)
----------------------------------------------------------------------------------------------------------------------------
       Income Taxes                                                            $  20,390        $   13,266        $   8,770
----------------------------------------------------------------------------------------------------------------------------

At December 31, 1996 Webster had a net deferred tax asset of $18.1 million. In order to fully realize the net deferred tax asset, Webster must either incur tax losses to carryback or generate future taxable income. Based on Webster's historical and current taxable earnings, management believes it is more likely than not that Webster will realize the net deferred tax asset. There can be no assurance, however, that Webster will generate taxable earnings or a specific level of continuing taxable earnings in the future.

Webster's deferred tax valuation allowance is principally for a portion of temporary differences that may be subject to review by taxing authorities. The net decreases in the valuation allowance in 1996, 1995 and 1994 were due to favorable reassessments of known risks and resulted in reductions of income tax expense in these years.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below.

(IN THOUSANDS)

Deferred Tax Assets:                                                                December 31, 1996     December 31, 1995
---------------------------------------------------------------------------------------------------------------------------
   Loan Loss Allowances & Other Allowances, Net                                           $ 21,012               $  25,426
   Accrued Compensation and Pensions                                                         3,488                   2,984
   Tax Loss Carry Forwards                                                                       -                   2,025
   Intangibles                                                                               3,669                   3,256
   Other                                                                                     2,236                   2,817
---------------------------------------------------------------------------------------------------------------------------
   Total Gross Deferred Tax Assets                                                          30,405                  36,508
   Less Valuation Allowance                                                                 (6,207)                 (8,207)
---------------------------------------------------------------------------------------------------------------------------
   Deferred Tax Asset after Valuation Allowance                                             24,198                  28,301
---------------------------------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
   Loan Discount                                                                             2,815                   6,317
   Plant and Equipment, Principally due to
     Differences in Depreciation                                                               194                     403
   Unrealized Gain on Securities                                                             1,975                   1,950
   Other                                                                                     1,120                   1,518
---------------------------------------------------------------------------------------------------------------------------
   Total Gross Deferred Tax Liabilities                                                      6,104                  10,188
---------------------------------------------------------------------------------------------------------------------------
     Net Deferred Tax Asset                                                                $ 18,094              $  18,113
---------------------------------------------------------------------------------------------------------------------------

NOTE 15: SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
Shareholders' equity increased $1.3 million to $292.1 million at December 31, 1996 from $290.8 million at December 31, 1995. Included in the change in shareholders' equity from 1995 to 1996 was the repurchase of 804,900 shares of common stock in 1996 as part of two share repurchase programs. See Consolidated Statements of Shareholders' Equity.

On January 31, 1997, Webster acquired Derby (see Note 2). In connection with the acquisition, Webster issued 3,501,370 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement, Derby shareholders received 1.14158 shares of Webster common stock in a tax free exchange for each of their shares of Derby common stock.

In December 1995, Webster completed the sale of 1,249,600 shares of common stock in an underwritten public offering raising $32.1 million of additional capital, net of expenses, which was invested in the Bank to facilitate its completion of the Shawmut Transaction and to have the Bank remain well capitalized for regulatory purposes.

On November 1, 1995, Webster acquired Shelton (See Note 2). In connection with the acquisition, Webster issued 1,292,549 shares of its common stock for all the outstanding shares of Shelton common stock. Under the terms of the agreement, Shelton shareholders received .92 of a share of Webster common stock in a tax free exchange for each of their shares of Shelton common stock.

On December 16, 1994, Webster acquired Shoreline (See Note 2). In connection with the acquisition, Webster issued 266,500 shares of its common stock for all 533,000 outstanding shares of Shoreline common stock, based on an exchange ratio of 1 share of Webster's common stock for 2 shares of Shoreline's common stock.

On March 3, 1994, Webster completed the sale of 1,150,000 shares of its common stock in subscription and underwritten public offerings that were conducted in connection with the Bristol acquisition. Of the 1,150,000 shares sold in the subscription and public offerings, 100,000 shares were purchased by Webster Bank's ESOP. The ESOP's outstanding loan balance was increased by approximately $2.1 million in connection with the purchase.

On December 30, 1992, through a registered offering, Webster issued 250,000 shares of Series B 7 1/2% Cumulative Convertible Preferred Stock (the "Series B Stock") for $25 million. Webster used 50% of the net proceeds of $23.5 million from this equity offering to redeem $11.75 million of its Series A Preferred Stock issued to the FDIC in connection with the purchase of certain assets and liabilities of First Constitution Bank in October 1992. On June 29, 1993, Webster completed a registered offering of $40 million aggregate principal amount of 8 3/4% Senior Notes due 2000. Webster used $18.25 million of the proceeds from this offering to redeem the remaining shares of its Series A Preferred Stock. During 1996 and 1995 holders of the Series B Stock converted 73,785 shares and 260 shares into 423,525 shares and 1,492 shares, respectively of Webster's common stock. The remaining 98,084 shares of Series B Stock converted into 563,002 shares of common stock in January 1997.

Retained earnings at December 31, 1996 included $22.5 million of earnings of the Bank appropriated to bad debt reserves (pre-1988), which were deducted for federal income tax purposes. Tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since Webster previously recorded a deferred tax liability with respect to these post-1987 reserves, its total income tax expense for financial reporting purposes will not be affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to the holding company from the Bank in excess of specified amounts. Webster does not expect such reserves to be recaptured into taxable income.

Applicable OTS regulations require federal savings banks such as the Bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risk-weighted assets). As an OTS regulated institution, Webster Bank is also subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 1996 the Bank exceeded all OTS regulatory capital requirements and met the FDIC requirements for a "well capitalized" institution. In order to be considered "well capitalized" a depository institution must have a ratio of Tier 1 capital to adjusted total assets of 5%, a ratio of Tier 1 capital to risk-weighted assets of 6% and a ratio of total capital to risk-weighted assets of 10%. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material effect on Webster's Consolidated Financial Statements. Webster's capital amounts and classifications are also subject to qualitative judgements by the OTS about components, risk weightings, and other factors. At December 31, 1996, the Bank was in full compliance with all applicable capital requirements as detailed below:

---------------------------------------------------------------------------------------------------------------------------
                                                                                             OTS
                                                                                       Minimum Capital            Well
                                                                    Actual              Requirements           Capitalized
(DOLLARS IN THOUSANDS)                                         Amount   Ratio         Amount    Ratio        Amount    Ratio
---------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996
Total Capital (to Risk-Weighted Assets)                   $321,134    11.84%          $217,005   8.00%      $271,257   10.00%
Tier 1 Capital (to Risk-Weighted Assets)                  $288,066    10.62%          $108,503   4.00%      $162,754    6.00%
Tier 1 Capital (to Adjusted Total Assets)                 $288,066     5.68%          $152,175   3.00%      $253,626    5.00%
Tangible Capital (to Adjusted Total Assets)               $283,665     5.59%          $ 76,088   1.50%        No Requirement

As of December 31, 1995
Total Capital (to Risk-Weighted Assets)                   $292,302    12.82%          $182,453   8.00%      $228,066   10.00%
Tier 1 Capital (to Risk-Weighted Assets)                  $265,666    11.65%          $ 91,226   4.00%      $136,840    6.00%
Tier 1 Capital (to Adjusted Total Assets)                 $265,666     6.02%          $132,322   3.00%      $220,537    5.00%
Tangible Capital (to Adjusted Total Assets)               $260,452     5.90%          $ 66,161   1.50%        No Requirement

At the time of the respective conversions of the Bank and certain predecessors from mutual to stock form, each institution established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts after conversion. In the event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account. The Banks may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause its regulatory capital to be reduced below applicable regulatory capital requirements or the amount required for its liquidation accounts.

The OTS capital distribution regulations establish three tiers of institutions for purposes of determining the level of dividends that can be paid. Since the Bank's capital levels exceeded all fully phased-in OTS capital requirements at December 31, 1996, it is considered a Tier 1 Institution. Tier 1 Institutions generally are able to pay dividends up to an amount equal to one-half of their excess capital at the beginning of the year plus all income for the calendar year. In accordance with the OTS capital distribution regulations, the Bank must provide a 30 day notice prior to the payment of any dividends to Webster. As of December 31, 1996, the Bank had $74.8 million available for the payment of dividends under the OTS capital distribution regulations. The Bank has paid dividends to Webster amounting to $20.8 million and $13.1 million for 1996 and 1995, respectively. Under the prompt corrective action regulations adopted by the OTS and the FDIC, the Bank is precluded from paying any dividends if such action would cause it to fail to comply with applicable minimum capital requirements.

The Bank has an ESOP that invests in Webster common stock as discussed in Notes 10 and 16. Since Webster has secured and guaranteed the ESOP debt, the outstanding ESOP loan balance is shown as a reduction of shareholders' equity. Shareholders' equity is increased by the amount of principal repayments on the ESOP loan. Principal repayments totaled $583,000, $545,000 and $384,000 during the years ended December 31, 1996, 1995 and 1994, respectively.

On February 6, 1996, Webster's Board of Directors adopted a stockholders' rights plan in which preferred stock purchase rights have been granted as a dividend at the rate of one right for each share of common stock held of record as of the close of business on February 16, 1996. The plan is designed to protect all Webster shareholders against hostile acquirers who may seek to take advantage of Webster and its shareholders through coercive or unfair tactics aimed at gaining control of Webster without paying all shareholders a fair price. Each right initially would entitle the holder thereof to purchase under certain circumstances one 1/1,000th of a share of a new Series C Preferred Stock at an exercise price of $100 per share. The rights will expire in February 2006. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of the common stock, or announces a tender or exchange offer which would result in its ownership of 15% or more of the common stock, or if the Board declares any person or group to be an "adverse person" upon a determination that such person or group has acquired beneficial ownership of 10% or more and that such ownership is not in the best interests of the company.


NOTE 16: EMPLOYEE BENEFIT AND STOCK OPTION PLANS
--------------------------------------------------------------------------------
The Bank maintains a noncontributory pension plan for employees who meet certain minimum service and age requirements. Pensions are based upon earnings of covered employees during the period of credited service. The Bank also has an employee investment plan under section 401(k) of the Internal Revenue Code. Under the savings plan the Bank will match $.50 for every $1.00 of the employee's contribution up to 6% of the employee's annual compensation. Operations were charged with $830,000, $530,000 and $474,000 for the years ended December 31, 1996, 1995 and 1994, respectively, for contributions to the investment plan.

The Bank's ESOP, which is noncontributory by employees, is designed to invest, on behalf of employees of the Bank who meet certain minimum age and service requirements, in Webster common stock. The Bank may make contributions to the ESOP in such amounts as the board of directors may determine on an annual basis. To the extent that the Bank's contributions are used to repay the ESOP loan, Webster common stock is allocated to the accounts of participants in the ESOP. Stock and other amounts allocated to a participant's account become fully vested after the participant has completed five years of service under the ESOP. Operations were charged with $847,000, $848,000 and $384,000 for the years ended December 31, 1996, 1995 and 1994, respectively, for contributions to the ESOP. The 1996 ESOP charge includes $583,525 for principal payments and $77,283 of interest payments (net of $133,052 of dividends on unallocated ESOP shares) and $315,266 of compensation expense recorded as required under the Accounting Standards Executive Committee's Statement of Position 93-6, "Employers Accounting for Stock Ownership Plans."

The following table sets forth the funded status of the Bank's pension plan and amounts recognized in Webster's Consolidated Statements of Condition as of December 31, 1996 and 1995.

                                                                                                          December 31,
(IN THOUSANDS)                                                                                   1996              1995
---------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested benefit obligation                                                                   $  13,698           $ 12,061
   Nonvested benefit obligation                                                                    1,293                762
---------------------------------------------------------------------------------------------------------------------------
   Accumulated benefit obligation                                                                 14,991             12,823
Effect of projected future compensation levels                                                     3,023              3,704
---------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation for service
   rendered to date                                                                               18,014             16,527
Plan assets at fair value, primarily listed
   stocks and U.S. bonds                                                                          16,656             15,583
---------------------------------------------------------------------------------------------------------------------------
Excess (Deficiency) of plan assets over
   benefit obligation                                                                             (1,358)             (944)
Items not yet recognized in earnings:
   Unrecognized prior service cost                                                                (2,221)           (1,913)
   Unrecognized net gain (loss)                                                                    1,344             1,473
   Unrecognized net asset at January 1, 1987
     being recognized over 20.9 years                                                               (204)             (223)
---------------------------------------------------------------------------------------------------------------------------
   Unfunded Accrued Pension Benefit (Liability)                                                $  (2,439)          $(1,607)
---------------------------------------------------------------------------------------------------------------------------

The weighted average discount rate, rate of increase of future compensation levels and the expected long-term rate of return on assets used in determining the actuarial present value of the projected benefit obligation were 7.25%, 5.0% and 9.0% for 1996 and 1995.

Net pension expense for 1996, 1995 and 1994 included the following components:

                                                                                                  December 31,
(IN THOUSANDS)                                                                      1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
Service cost benefits earned during the period                                 $   1,643        $    1,047        $   1,322
Interest cost on projected benefit obligations                                     1,221             1,046              767
Return on plan assets                                                             (1,764)           (2,807)             584
Amortization and deferral                                                            244             1,510           (1,597)
---------------------------------------------------------------------------------------------------------------------------
   Total                                                                        $  1,344        $      796        $   1,076
---------------------------------------------------------------------------------------------------------------------------

The components of postretirement benefits cost were as follows:

                                                                                            Years Ended December 31,
(IN THOUSANDS)                                                                      1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
Service cost                                                                   $   224          $    212          $    300
Interest cost                                                                      227               226               226
Amortization                                                                        78                68               102
Immediate recognition of net transition obligation                                   -                 -               822
---------------------------------------------------------------------------------------------------------------------------
Net Periodic Postretirement Benefit Cost                                       $   529          $    506          $  1,450
---------------------------------------------------------------------------------------------------------------------------

The   following   table  sets  forth  the   status  of   Webster's   accumulated
postretirement benefit obligation:


                                                                       December 31,
(IN THOUSANDS)                                                     1996             1995
----------------------------------------------------------------------------------------
Accumulated benefit obligation                                  $(3,375)         $(3,254)
Unrecognized transition obligation                                1,707            1,812
Unrecognized net (loss) gain                                       (998)            (784)
----------------------------------------------------------------------------------------
Unfunded Accrued Postretirement Benefit (Liability)             $(2,666)         $(2,226)
----------------------------------------------------------------------------------------

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25%. The assumed weighted average health care cost trend rate was 4.25% for 1996. An increase of 1% in the assumed health care cost trend rate would result in an increase in the accumulated benefit obligation by $33,000.

Webster maintains stock option plans (the "Option Plans") for the benefit of its directors and officers. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 ("SFAS No. 123") "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. Under the provisions of this statement, Webster has elected to continue to measure compensation for its option plans using the accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees." Disclosure information requirements are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which this statement is initially adopted for recognizing compensation cost. Pro forma disclosures required for entities that elect to continue to measure compensation cost using APB Opinion No. 25 must include the effects of all awards granted in fiscal years that begin after December 31, 1994.

At December 31, 1996, Webster had multiple-fixed stock option based compensation plans, which are described below. Webster applies the provisions of APB Opinion No. 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans in the Consolidated Statements of Income. Had compensation cost for Webster's stock option based compensation plans been determined consistent with SFAS No. 123; Webster's net income and earnings per share would have been reduced to the pro forma amounts indicated below:



                                                            Years Ended December 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                             1996               1995
-------------------------------------------------------------------------------------
Net Income:
   As Reported                                            $ 34,487          $  25,933
   Pro Forma                                              $ 33,873          $  24,657

Primary Earnings Per Share:
   As Reported                                            $   2.82          $    2.35
   Pro Forma                                              $   2.77          $    2.23

Fully Diluted Earnings Per Share:
   As Reported                                            $   2.70          $    2.25
   Pro Forma                                              $   2.65          $    2.14

During the initial phase-in period, the effects of applying this Statement for providing pro forma disclosures are not likely to be representative of the effects on reported net income and earnings per share for future years. This is due to the fact that awards may vest over several years and stock options may be granted each year.

Webster's four fixed stock option plans were established in 1994, 1992, 1986 and 1985. The 1994 and 1985 plans were acquired through bank acquisitions. Under these plans, the number of shares that may be granted are 286,650, 780,500, 385,085 and 312,069, respectively, after having been adjusted for a 10% stock dividend that occurred in June 1993 that affected the number of shares under the plans and amendments to the 1992 plan. The 1992 plan was amended in April 1994 and 1996 to increase shares under the Plan by an additional 235,000 and 375,000 shares, respectively. Stock appreciation rights (SARS) have been granted in tandem with stock options under the Company's 1985 option plan. In accordance with generally accepted accounting principles, compensation is required for SARS when the market value
                                       47
exceeds the option exercise price. During the years ended December 31, 1996, 1995 and 1994, the number of SARS exercised were: 1,102, 19,634 and 8,429, respectively, which resulted in payments to employees aggregating $18,800, $177,900 and $121,700, respectively. These amounts are included in compensation expense in the accompanying Consolidated Statements of Income for the respective years then ended. Under the terms of the plans, the exercise price of each option granted equals the market price of the Company's stock on the date of grant and each option has a maximum contractual life of ten years. Tables that follow provide disclosures and information required under SFAS No. 123 and summarizes stock compensation activity for the years 1996, 1995 and 1994 for which Consolidated Statements of Income are presented.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted average assumptions used for grants issued during 1996 and 1995: expected option term 10 years, expected dividend yield 1.91%, expected volatility 21.0%, expected forfeiture rate 1.14%, and weighted average risk-free interest rate of 6.42%.

A summary of the status of Webster's fixed stock option plans at December 31, 1996, 1995, and 1994 and changes during the years ended on those dates is presented below:



                                                            1996                           1995                     1994
---------------------------------------------------------------------------------------------------------------------------
                                                          Weighted                       Weighted                 Weighted
                                                           Average                        Average                  Average
                                                          Exercise                       Exercise                 Exercise
                                             Shares          Price          Shares         Price       Shares      Price
---------------------------------------------------------------------------------------------------------------------------
Options Outstanding at Beginning of Year   1,050,249       $17.28            831,497     $ 14.48       724,239     $  12.29
Granted                                      171,354        32.15            303,411       23.51       247,392        19.72
Exercised                                   (542,849)       15.89            (77,759)      12.50      (137,034)       11.64
Forfeited/Canceled                            (8,250)       22.68             (6,900)      18.75        (3,100)       18.99
---------------------------------------------------------------------------------------------------------------------------
Options Outstanding at End of Year           670,504       $22.16          1,050,249       17.28       831,497     $  14.59
---------------------------------------------------------------------------------------------------------------------------

Options Exercisable at Year End              357,404                         827,699                   705,147

Weighted Average Per Share Fair Value
   of Options Granted During the Year      $  12.05                        $  10.13                      N/A


The following table summarizes information about Webster's fixed stock option plans for options granted that are outstanding at December 31, 1996.


                                           Options Outstanding at December 31, 1996     Options Exercisable at December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                         Weighted Average       Weighted                           Weighted
                                                                Remaining        Average                            Average
                                                 Number  Contractual Life       Exercise            Number         Exercise
Range of Exercise Prices                    Outstanding        (In Years)          Price        Exercisable           Price
---------------------------------------------------------------------------------------------------------------------------
$4.55-$9.77                                    61,145                 3.2        $ 7.91            61,145        $  7.91
$10.91-$20.24                                 278,056                 6.7        $17.72           201,906        $ 17.51
$20.50-$24.75                                 119,190                 7.6        $21.55            67,390        $ 21.79
$25.25-$28.13                                 115,613                 9.0        $27.64            26,963        $ 26.70
$34.25-$38.19                                  96,500                10.0        $37.90                 -              -
---------------------------------------------------------------------------------------------------------------------------
   Totals                                     670,504                 7.4        $22.12           357,404         $17.34
---------------------------------------------------------------------------------------------------------------------------

Webster also has two restricted stock plans consisting of a Director Fee Retainer Restricted Stock Plan, which was established in 1996 and a Restricted Stock Plan, which was established in 1992. Under the Director Fee Restricted Stock Plan, a total of 3,120 shares were issued to ten directors with each receiving 312 shares. These restricted shares were reissued from treasury stock and the cost was measured as of the grant date using the fair market value of Webster's stock as of the grant date. Under the Restricted Stock Plan, there were no shares granted in 1996 or 1995 and 8,944 shares granted in 1994. The cost of all restricted shares are amortized to compensation expense over the contractual service period and such expense is reflected in Webster's Consolidated Statements of Income.

NOTE 17: NON-RECURRING EXPENSES
--------------------------------------------------------------------------------
A summary of non-recurring expenses follows:


                                                                                                  Years Ended December 31,
(IN THOUSANDS)                                                                      1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
SAIF Recapitalization Expense                                              $     4,730            $      -          $     -
Non-recurring Acquisition Expenses:
   Shawmut Transaction                                                             500               1,000                -
   Shelton                                                                           -               3,271                -
   Shoreline                                                                         -                   -           $  700
Name Change and Subsidiary Merger Expense                                            -               2,100                -
Core Deposit Intangible Writedown                                                    -                   -            5,000
---------------------------------------------------------------------------------------------------------------------------
   Total                                                                       $ 5,230          $    6,371           $5,700
---------------------------------------------------------------------------------------------------------------------------


NOTE 18: SUBSEQUENT EVENTS
--------------------------------------------------------------------------------

On January 30, 1997, Webster completed the sale of $100 million of Webster Capital Trust I Capital Securities. Webster Capital Trust I is a business trust formed for the purpose of issuing capital securities and investing the proceeds in subordinated debentures, due 2027, issued by Webster. Interest payments on the debentures are tax deductible by Webster. The securities have an annual rate of 9.36%, payable semiannually, beginning July 29, 1997. Webster will use the capital for general corporate purposes.


NOTE 19: LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

Webster is party to various legal proceedings normally incident to the kind of business conducted. Management believes that no material liability will result from such proceedings.


NOTE 20: PARENT COMPANY CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

The Statements of Condition for 1996 and 1995 and the Statements of Income and Cash Flows for the three-year period ended December 31, 1996 (parent only) are presented below.

Statements of Condition

                                                                                                 December 31,
(IN THOUSANDS)                                                                             1996                1995
---------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and Due from Depository Institutions                                         $    2,248         $     1,252
   Securities Available for Sale                                                         18,765              61,400
   Investment in Subsidiaries                                                           330,132             271,319
   Due from Subsidiaries                                                                    117                   -
   Other Assets                                                                           2,251               3,189
---------------------------------------------------------------------------------------------------------------------------
     Total Assets                                                                    $  353,513          $  337,160
---------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
   Senior Notes due 2000                                                             $   40,000          $   40,000
   Line of Credit                                                                        18,400                   -
   ESOP Borrowings                                                                        2,546               3,130
   Due to Subsidiaries                                                                        -               2,149
   Other Liabilities                                                                        474               1,099
   Shareholders' Equity                                                                 292,093             290,782
---------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity                                      $  353,513          $  337,160
---------------------------------------------------------------------------------------------------------------------------


Statements of Income


                                                                                            Years Ended December 31,
(IN THOUSANDS)                                                                      1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
Dividends from Subsidiary                                                      $ 20,826         $     13,072      $   5,163
Interest on Securities                                                              984                1,148          1,003
Gain (Loss) on Sale of Securities                                                 1,520                  503           (413)
Other Noninterest Income                                                              2                    2              -
Interest Expense on Borrowings                                                    3,780                3,660          3,703
Other Noninterest Expenses                                                        2,950                3,601          1,740
---------------------------------------------------------------------------------------------------------------------------
   Income Before Income Taxes and
     Equity in Undistributed Earnings of Subsidiaries                            16,602                7,464            310
Income Tax Benefit                                                                1,582                2,470          2,064
---------------------------------------------------------------------------------------------------------------------------
   Income Before Equity in Undistributed
     Earnings of Subsidiaries                                                    18,184                9,934          2,374
Equity in Undistributed Earnings of Subsidiaries                                 16,303               15,999         22,021
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                                       34,487               25,933         24,395
Preferred Stock Dividends                                                         1,149                1,296          1,716
---------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                                    $ 33,338         $     24,637       $ 22,679
---------------------------------------------------------------------------------------------------------------------------

Statements of Cash Flows


                                                                                            Years Ended December 31,
(IN THOUSANDS)                                                                      1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
Operating Activities:
   Net Income                                                                  $ 34,487         $     25,933       $ 24,395
   Decrease (Increase) in Interest Receivable                                        42                  (16)           (15)
   Decrease in Other Assets                                                         117                2,048          6,666
   (Gains) Losses on Sale of Securities                                          (1,520)                (503)           413
   Equity in Undistributed Earnings of Subsidiaries                             (16,303)             (15,999)       (22,021)
   Other, Net                                                                     3,402                1,964          2,329
   ------------------------------------------------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities                                     20,225               13,427         11,767
---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
   Purchases of Securities Available for Sale                                   (35,076)             (45,168)        (2,369)
   Sales of Securities Available for Sale                                        76,465                4,445          8,400
--------------------------------------------------------------------------------------------------------------------------
   Net Cash Provided (Used) by Investing Activities                              41,389              (40,723)         6,031
---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
   Repayment of Borrowings                                                       (7,000)                   -         (1,450)
   Proceeds from Borrowings                                                      25,400                    -              -
   Net Proceeds from Sale of Common Stock                                             -               32,112         21,923
   Cash Dividends to Shareholders                                                (7,407)              (5,714)        (4,724)
   Common Stock Repurchases                                                     (27,611)                   -              -
   Investment in Subsidiary                                                     (44,000)                   -        (32,000)
---------------------------------------------------------------------------------------------------------------------------
   Net Cash (Used) Provided by Financing Activities                             (60,618)              26,398        (16,251)
---------------------------------------------------------------------------------------------------------------------------
(Decrease) Increase in Cash and Cash Equivalents                                    996                 (898)         1,547
Cash and Cash Equivalents at Beginning of Year                                    1,252                2,150            603
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                       $  2,248         $      1,252       $  2,150
---------------------------------------------------------------------------------------------------------------------------

NOTE 21: SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------

Selected quarterly data for 1996 and 1995 follows:


---------------------------------------------------------------------------------------------------------------------------
                                                                     First           Second            Third        Fourth
(IN THOUSANDS, EXCEPT PER SHARE DATA)                               Quarter          Quarter          Quarter       Quarter
---------------------------------------------------------------------------------------------------------------------------
1996:
Interest Income                                              $  84,179         $ 89,292         $  91,058         $  91,408
Interest Expense                                                49,302           49,620            50,811            51,260
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                             34,877           39,672            40,247            40,148
Provision for Loan Losses                                        1,650            2,050             2,250             2,900
Gain on Sale of Loans and Securities, Net                          697              956               827             2,456
Other Noninterest Income                                         5,037            6,539             6,687             6,325
Noninterest Expenses                                            26,679           29,493            34,338            30,231
---------------------------------------------------------------------------------------------------------------------------
Income Before Taxes                                             12,282           15,624            11,173            15,798
Income Taxes                                                     4,594            5,758             3,973             6,065
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                       7,688            9,866             7,200             9,733
Preferred Stock Dividends                                          323              321               283               222
---------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                  $   7,365         $  9,545        $    6,917         $   9,511
---------------------------------------------------------------------------------------------------------------------------

Net Income Per Share:
Primary                                                      $    0.62         $   0.80        $     0.58         $    0.82
---------------------------------------------------------------------------------------------------------------------------
Fully Diluted                                                $    0.60         $   0.77        $     0.56         $    0.78
---------------------------------------------------------------------------------------------------------------------------

1995:
Interest Income                                              $  71,538         $ 75,564        $   78,607         $  79,691
Interest Expense                                                40,578           45,008            48,393            49,129
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                             30,960           30,556            30,214            30,562
Provision for Loan Losses                                          985            1,055             1,180             2,405
Gain on Sale of Loans and Securities, Net                          220              945             1,567             2,536
Other Noninterest Income                                         5,113            4,911             4,950             5,417
Noninterest Expenses                                            24,865           25,230            23,783            29,249
---------------------------------------------------------------------------------------------------------------------------
Income Before Taxes                                             10,443           10,127            11,768             6,861
Income Taxes                                                     3,591            3,282             4,147             2,246
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                       6,852            6,845             7,621             4,615
Preferred Stock Dividends                                          324              324               324               324
---------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                  $   6,528         $  6,521         $   7,297         $   4,291
---------------------------------------------------------------------------------------------------------------------------

Net Income Per Share:
Primary                                                      $    0.63         $   0.63         $    0.70         $    0.39
---------------------------------------------------------------------------------------------------------------------------
Fully Diluted                                                $    0.60         $   0.60         $    0.67         $    0.38
---------------------------------------------------------------------------------------------------------------------------


All periods presented have been retroactively restated to reflect the inclusion of the results of Derby and Shelton, which were acquired on January 31, 1997 and November 1, 1995, respectively, and were accounted for using the pooling of interests method.

MANAGEMENT'S REPORT
--------------------------------------------------------------------------------

To Our Shareholders:

The management of Webster is responsible for the integrity and objectivity of the financial and operating information contained in this annual report, including the consolidated financial statements covered by the Report of Independent Auditors. These statements were prepared in conformity with generally accepted accounting principles and include amounts that are based on the best estimates and judgements of management.

Webster has a system of internal accounting controls which provides management with reasonable assurance that transactions are recorded and executed in accordance with its authorizations, that assets are properly safeguarded and accounted for, and that financial records are maintained so as to permit preparation of financial statements in accordance with generally accepted accounting principles. This system includes formal procedures, an organizational structure that segregates duties, and a comprehensive program of periodic audits by the internal auditors. Webster has also instituted policies which require employees to maintain the highest level of ethical standards.

In addition, the Audit Committee of the Board of Directors, consisting solely of outside directors, meets periodically with management, the internal auditors and the independent auditors to review internal accounting controls, audit results and accounting principles and practices, and annually recommends to the Board of Directors the selection of independent public accountants.



James C. Smith                             John V. Brennan
Chairman and Chief Executive Officer       Executive Vice President,
                                           Chief Financial Officer and Treasurer

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

The Board of Directors and Shareholders of
Webster Financial Corporation
Waterbury, Connecticut

We have previously audited and reported on the consolidated financial statements of Webster Financial Corporation and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, prior to their restatement for the 1997 pooling of interests. Separate financial statements of DS Bancor, Inc. included in the restated consolidated financial statements were audited and reported on separately by other auditors. We also audited the combination of the accompanying consolidated financial statements as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, after restatement for the 1997 pooling interests; in our opinion, such consolidated statements have been properly combined on the basis described in Note 2 of the notes to the consolidated financial statements.

KPMG Peat Marwick LLP

Hartford, Connecticut
May 16, 1997

Corporate Headquarters
Webster Financial Corporation and Webster Bank
Webster Plaza
Waterbury, CT 06702
(203) 753-2921

Transfer Agent and Registrar
American Stock Transfer & Trust Co.
Shareholder Services
40 Wall Street
New York, NY 10005
1-800-937-5449

Dividend Reinvestment and Stock Purchase Plan
Stockholders wishing to receive a prospectus for the Dividend Reinvestment and Stock Purchase Plan are invited to write to American Stock Transfer & Trust Co. at the address listed above, or call 1-800-278-4353.

Stock Listing Information
The common stock of Webster is traded over-the-counter on the NASDAQ National Market System under the symbol "WBST."
General Inquiries:       Contact Lee A. Gagnon     (203) 578-2217
Financial Inquiries:     Contact John V. Brennan   (203) 578-2335
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702

Form 10K and Other Reports
Our annual report to the Securities and Exchange Commission (Form 10K), additional copies of this report, and quarterly reports may be obtained free of charge by contacting Lee A. Gagnon, Executive Vice President and Secretary, Webster Plaza, Waterbury, CT 06702.

Common Stock Dividends and Market Prices
The following table shows dividends declared and the market price per share by quarter for 1996 and 1995.


--------------------------------------------------------------------------------
                     Common Stock (Per Share)
--------------------------------------------------------------------------------
                                        Market Price
--------------------------------------------------------------------------------
                       Cash
                  Dividends                              End of
1996               Declared         Low        High     Period
--------------------------------------------------------------------------------
Fourth               $ .18    $ 33 1/2     $38 1/4      $ 36 3/4
Third                  .18      28          35 3/4        35 1/4
Second                 .16      26 3/4      29 3/8        28
First                  .16      27 1/2      30 1/4        28

1995
--------------------------------------------------------------------------------
Fourth               $ .16    $ 24 1/2    $ 29 1/2      $ 29 1/2
Third                  .16      23          31            26 1/4
Second                 .16      21 1/4      26            23 7/8
First                  .16      18          22 1/4        21 1/4
--------------------------------------------------------------------------------

Market Makers:
Advest, Inc.
First Albany Corporation
Herzog, Heine, Geduld, Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities L.P.
Legg Mason Wood Walker Inc.
M.A. Schapiro & Co., Inc.
MacAllister Pitfield MacKay
Mayer & Schweitzer Inc.
Merrill Lynch, Pierce, Fenner & Smith
OTA Limited Partnership
Paine Webber Inc.
Ryan Beck & Co., Inc.
Sandler O'Neill & Partners
Sherwood Securities Corp.
Smith Barney Inc.
Troster Singer Corp.
Tucker Anthony Incorporated

Webster Bank Information
For more information on Webster Bank products and services, call 1-800-325-2424, or write:

Webster Bank
Telebanking Center
P.O. Box 191
CH420
Waterbury, Connecticut 06720-0191

DIRECTORS
JAMES C. SMITH, Chairman and Chief Executive Officer
JOEL S. BECKER, Chairman and Chief Executive Officer, Torrington  Supply Company
O. JOSEPH BIZZOZERO, Jr., M.D., BCB Medical Group
JOHN J. CRAWFORD, Chairman  and  Chief  Executive Officer, Aristotle Corporation
     President and Chief Executive Officer, South Central Connecticut Regional Water Authority
ROBERT A. FINKENZELLER, President, Eyelet Crafters, Inc.
WALTER R. GRIFFIN, Griffin, Griffin & O'Brien, P.C.
J. GREGORY HICKEY, CPA, Retired Managing Partner of Hartford office of Ernst & Young
C. MICHAEL JACOBI, President and Chief Executive Officer, Timex Corporation
J. ALLEN KOSOWSKY*, CPA, J. Allen Kosowsky, CPA, P.C.
HAROLD W. SMITH, Chairman Emeritus
Sr. MARGUERITE WAITE, President and Chief Executive Officer, St. Mary's Hospital


SENIOR MANAGEMENT GROUP
JAMES C. SMITH, Chairman and Chief Executive Officer
LEE A. GAGNON,  CPA,  Executive  Vice  President,  Chief  Operating  Officer and
     Secretary
JOHN V. BRENNAN,  CPA,  Executive Vice President,  Chief  Financial  Officer and
     Treasurer
WILLIAM T. BROMAGE, Executive Vice President, Business Banking
GEORGE M. BROPHY*, Executive Vice President, Information Technologies
JEFFREY N. BROWN*, Executive Vice President, Marketing and Communications
PETER K. MULLIGAN, Executive Vice President, Consumer and Small Business Banking RENEE P. SEEFRIED*, Senior Vice President, Human Resources
ROSS M. STRICKLAND, Executive Vice President, Mortgage Banking

*Webster Bank only